                                                                     EXHIBIT 2.1



================================================================================



                          SECOND AMENDED AND RESTATED

                      OPERATIONS AND SETTLEMENT AGREEMENT



                            DATED SEPTEMBER 14, 2000



================================================================================

TABLE OF CONTENTS


1.       DEFINITIONS AND CONSTRUCTION.                                                              3

         1.1      DEFINITIONS.....................................................................  3

         1.2      ACCOUNTING TERMS................................................................ 10

         1.3      CONSTRUCTION.................................................................... 10

         1.4      SCHEDULES AND EXHIBITS.......................................................... 10

         1.5      REFERENCES TO COMMISSIONER AND DOC.............................................. 10

2.       SPECIAL MONITOR ROLE.                                                                     11

         2.1      ROLE OF SPECIAL MONITOR-EXAMINER ON AMENDED AGREEMENT DATE...................... 11

         2.2      ROLE OF SPECIAL MONITOR-EXAMINER ON EFFECTIVE DATE.............................. 12

         2.3      APPLICATION OF DOC REGULATIONS PERTAINING TO TANGIBLE NET EQUITY REQUIREMENTS... 13

         2.4      PAYMENT OF EXPENSES INCURRED BY OR ON BEHALF OF THE CONSERVATOR, THE SPECIAL
                  MONITOR, THE SPECIAL MONITOR-EXAMINER, THE DOC OR THE AGENCY.................... 13

         2.5      ROLE OF SPECIAL MONITOR AFTER CONFIRMATION OF PLAN OF REORGANIZATION;
                  RECONSTITUTED CREDITORS' COMMITTEE.............................................. 14

3.       THE TRANSITION PLAN; FUNDING                                                              15

         3.1      THE TRANSITION PLAN............................................................. 15

         3.2      MANAGEMENT AGREEMENT............................................................ 15

         3.3      PAYMENTS TO MANAGED PHYSICIAN PRACTICES......................................... 15

         3.4      DISPOSITION OF THE CALIFORNIA OPERATIONS........................................ 15

         3.5      PAYMENT OF CLAIMS............................................................... 15

         3.6      INTENTIONALLY LEFT BLANK........................................................ 20

         3.7      NEGATIVE ASSURANCES............................................................. 20

         PROCEDURES FOR PROVIDER CLAIMS........................................................... 21

         3.9      RELINQUISHMENT OF LICENSE OF MPN................................................ 22

4.       REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS                                             22

         4.1      ORGANIZATION.................................................................... 22

       4.2   DUE AUTHORIZATION: NO CONFLICT ................................ 23

       4.3   LETTERS FROM EXPERTS .......................................... 23


 5.   REPRESENTATIONS AND WARRANTIES OF MPN.                                 23

       5.1   ORGANIZATION .................................................. 23

       5.2   DUE AUTHORIZATION; NO CONFLICT ................................ 23


 6.   REPRESENTATIONS AND WARRANTIES OF THE STATE.                           24

       6.1   ORGANIZATION .................................................. 24

       6.2   DUE AUTHORIZATION ............................................. 24

       6.3   SUCCESSOR IN INTEREST ......................................... 24


 7.   AFFIRMATIVE COVENANTS.                                                 24

       7.1   AFFIRMATIVE COVENANTS OF MEDPARTNERS .......................... 24

       7.2   AFFIRMATIVE COVENANTS OF THE STATE/SPECIAL MONITOR-EXAMINER ... 25


 8.   NEGATIVE COVENANTS.                                                    26

       8.1   NEGATIVE COVENANTS OF MEDPARTNERS ............................. 26

       8.2   NEGATIVE COVENANTS OF THE STATE ............................... 26


 9.   MUTUAL COVENANTS.                                                      27

       9.1   STATE COURT ACTIONS ........................................... 27

       9.2   BANKRUPTCY COURT .............................................. 27

       9.3   COOPERATION IN IMPLEMENTATION OF THE TRANSITION PLAN .......... 27

       9.4   AGREEMENT TO DEFEND ........................................... 27


10.   DEFAULT BY MEDPARTNERS.                                                28

      10.1   DEFAULT ....................................................... 28

      10.2   NOTICE OF DEFAULT ............................................. 29

      10.3   APPLICATION TO STATE COURT .................................... 29

      10.4   REMEDIES ...................................................... 29


11.   DEFAULT BY THE STATE.                                                  29

      11.1   DEFAULT ....................................................... 29

      11.2   NOTICE OF DEFAULT ............................................. 29

      11.3   APPLICATION TO STATE COURT .................................... 30

      11.4   REMEDIES ...................................................... 30


12.   ALTERNATIVE DISPUTE RESOLUTION.                                        30

      12.1   DISPUTES ...................................................... 30

      12.2   INITIATION OF ARBITRATION ..................................... 30

      12.3   ARBITRATOR .................................................... 31

      12.4   COSTS OF ARBITRATION; ATTORNEYS' FEES ......................... 31

      12.5   TIMING ........................................................ 31

      12.6   DETERMINATION OF ARBITRABLE ISSUES ............................ 31

      12.7   SANCTIONS ..................................................... 31

      12.8   JUDGMENTS ..................................................... 31

      12.9   FAILURE TO APPEAR ............................................. 32


13.   CONDITIONS PRECEDENT TO EFFECTIVENESS.                                 32

14.   TERMINATION.                                                           33

      14.1   TERMINATION EVENTS ............................................ 33

      14.2   SURVIVAL OF CERTAIN PROVISIONS ................................ 33


15.   NOTICES.                                                               34


16.   GENERAL PROVISIONS.                                                    36

      16.1   TIME OF THE ESSENCE ........................................... 36

      16.2   CHOICE OF LAW ................................................. 36

      16.3   SUCCESSORS AND ASSIGNS ........................................ 36

      16.4   SECTION HEADINGS .............................................. 36

      16.5   SEVERABILITY OF PROVISIONS .................................... 36

      16.6   AMENDMENTS IN WRITING ......................................... 36

      16.7   COUNTERPARTS; TELEFACSIMILE EXECUTION ......................... 37

      16.8   INTEGRATION ....................................................   37

      16.9   CONFIDENTIALLY .................................................   37

      16.10  PRESS RELEASES .................................................   38

      16.11  ACTIONS BY THE STATE ...........................................   38

      16.12  CONSENT TO JURISDICTION ........................................   38

      16.13  PLAN AND PROVIDER STIPULATIONS .................................   39

      16.14  THIRD PARTY BENEFICIARIES ......................................   39

      16.15  EXHIBITS OR SCHEDULES ..........................................   40

      16.16  ATTORNEYS' FEES ................................................   40

      16.17  RELATED AGREEMENTS .............................................   40

      16.18  REPRESENTATION BY COUNSEL; DRAFTS; INTERPRETATION ..............   46

      16.19  WAIVER OF DEFENSES .............................................   46

      16.20  FURTHER ASSURANCES .............................................   46


17.   RELEASE.                                                                  46

      17.1   RELEASE.........................................................   46

      17.2   WAIVER .........................................................   46

                           SECOND AMENDED AND RESTATED

                       OPERATIONS AND SETTLEMENT AGREEMENT

         THE OPERATIONS AND SETTLEMENT AGREEMENT entered into as of June 9, 1999, and which was first amended and restated as of June 16, 1999, is hereby further amended and restated and the Second Amended and Restated Operations and Settlement Agreement entered into as of September 14, 2000 (this "Agreement"), among the Director of the Department of Managed Care of the State of California (the "Director"), as successor in interest to the Commissioner (as defined below) and Department of Managed Care of the State of California, as successor in interest to the DOC (as defined below) (collectively, the "DMC" or the "State"), J. Mark Abernathy, as Special Monitor-Examiner, Caremark Rx, Inc., a Delaware corporation f/k/a MedPartners, Inc., and its successors and assigns ("MedPartners") and MedPartners Provider Network, Inc., a California corporation ("MPN"), as a debtor and debtor in possession in the Bankruptcy Case (as defined below). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article I of this Agreement.

                                    RECITALS

         WHEREAS on March 11, 1999, the Commissioner issued a Demand for and Order Taking Possession of Property and Business Pursuant to Health & Safety Code ss. 1393(b) and a Demand for and Order Appointing Conservator Pursuant to Health & Safety Code ss. 1393(c) (as amended on April 19, 1999, the "Conservatorship Order") regarding MPN;

         WHEREAS on March 11, 1999, the Conservator appointed pursuant to the Conservatorship Order filed a petition for and on behalf of MPN under chapter 11 of the United States Bankruptcy Code;

         WHEREAS, on March 17, 1999, MedPartners commenced an action styled MedPartners, Inc. v. William Kenefick, in his capacity as Acting Commissioner of the Department of Corporations of the State of California; the Commissioner of the Department of Corporations for the State of California; and Eugene Froelich as an agent of the Commissioner of the Department of Corporations for the State of California; case number BC207250, by filing with the Los Angeles Superior Court a Complaint for Injunctive Relief (CCP ss. 526); Complaint for Declaratory Relief (CCP ss. 1060) and Application for Order to Show Cause (HSC ss. 1393);

         WHEREAS, on March 17, 1999, MedPartners filed in the Bankruptcy Case its Emergency Motion To Dismiss Or For Turnover, Or Alternatively For Authority To Use Cash Under ss. 363 And To Expedite Assumption/Rejection Of The Management Agreement (the "Motion To Dismiss");

         WHEREAS, on March 18, 1999, the Commissioner in the exercise of his regulatory power commenced an action styled In the Matter of The Commissioner of Corporations of the State of California v. MedPartners Provider Network, Inc.; case number BS056226, by filing with the Los Angeles Superior Court a Petition to Confirm the Commissioner's Order Appointing Conservator;

         WHEREAS, on May 10, 1999, Commissioner in the exercise of his regulatory power issued a Stay of the Conservatorship Order (the "Stay");

         WHEREAS, on May 10, 1999, at the request of the DOC, in the exercise of its regulatory power, the Los Angeles Superior Court issued an order in the MedPartners Action and the DOC Action appointing a special monitor of MPN pursuant to Health & Safety Code section 1392(a)(3) empowered with special rights, powers, privileges and instructions described in the order (the "Special Monitor Order");

         WHEREAS, the parties determined that it was in their best interests to amend the Operations and Settlement Agreement entered into as of June 9, 1999;

         WHEREAS, the parties have a mutual interest in the following objectives and believe that this Agreement can:

         1. Provide a mechanism for uninterrupted provision of patient care by physicians in the MPN network and other providers during the implementation of the Transition Plan;

         2. Provide for the resolution and satisfaction of MedPartners' and MPN's valid obligations relating to their California physician practice management operations, including satisfaction of all valid liabilities and valid claims for Health Care Services against California-based entities operated or managed by MedPartners or MPN as part of their California Operations, and allow MedPartners to complete its planned exit from its California physician practice management operations on a timely basis;

         3. Provide for the orderly disposition of the existing operations of MPN and the MedPartners California physician practices assets, including transfer of such assets to viable purchasers thereof; and

         4. Provide for a satisfactory resolution of the current situation enlisting the full cooperation of many constituents including the Special Monitor-Examiner, the State, MPN, MedPartners, key health care service plans and hospitals and other providers including physicians contracting with medical groups operated under management services agreements with MedPartners.

         WHEREAS, no party is admitting the validity of the positions of any other party in the State Court Actions or the Motion to Dismiss;

         WHEREAS, the parties have determined to settle the State Court Actions as provided herein;

         WHEREAS, the parties entered into the Amended and Restated Operations and Settlement Agreement as of June 16, 1999 (the "First Amended and Restated Agreement");

         WHEREAS, the parties have previously entered into Amendments Nos. 1 through 19 to the First Amended and Restated Agreement;

         WHEREAS, MPN has filed an amendment to the Plan of Reorganization (as defined below) which requires modifications to the First Amended and Restated Agreement;

         WHEREAS, the parties further desire to amend the First Amended and Restated Agreement to allow for the present effectiveness of certain provisions of the Agreement, subject to certain termination events; and

         WHEREAS, the parties acknowledge that the conditions precedent set forth in Sections 13(b), 13(c), and 13(d) of the Agreement have been satisfied or waived.

         WHEREAS, pursuant to recent amendments to applicable California law, the Director and the DMC have succeeded to certain rights, duties, obligations and liabilities of the Commissioner and the DOC, respectively, including, without limitation the rights and duties of the Commissioner and the DOC under this Agreement and the transactions contemplated hereby.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

1. DEFINITIONS AND CONSTRUCTION.

         1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

         "Affiliate" has the meaning set forth in Section 101(2) of the Bankruptcy Code.

         "Agency" means the Business, Transportation and Housing Agency of the State of California.

         "Agreement" means the Second Amended and Restated Agreement dated as of __________ ,2000.

         "Agreement Date" means June 9, 1999.

         "Allowed MPN Claim" shall have the meaning set forth in the Plan of Reorganization.

         "Amended Agreement Date" means June 16, 1999, the date on which the First Amended and Restated Operations and Settlement Agreement was executed.

         "Bankruptcy Case" means chapter 11 case number LA 99-19256-BR, pending in the Bankruptcy Court or any successor case under another chapter of the Bankruptcy Code.

         "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.ss.101 et seq.), as amended, and any successor statute.

         "Bankruptcy Court" means the United States Bankruptcy Court for the Central District of California, Los Angeles Division.

         "Beneficiary" has the meaning set forth in Section 16.14.

         "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

         "Calculation Date" means the first to occur of (i) the one hundred eightieth day after a liquidated money judgment has been entered as a remedy under Section 10.4 of this Agreement against MedPartners if MedPartners is not then funding the MedPartners Funding Commitment in accordance with this Agreement; (ii) the earliest date after such one hundred eightieth day that MedPartners is not funding the MedPartners Funding Commitment in accordance with this Agreement; and (iii) a case under the Bankruptcy Code has been filed by or against MedPartners.

         "California Accounts" means: (i) as to MPN, the deposit account of MPN, which shall be a debtor-in-possession account, in conformity with the guidelines of the United States Trustee's Office, located in the State of California into which the Net Cash Proceeds of the sales of the California Operations allocable to MPN will be deposited in accordance with the terms of this Agreement and into which all payments of the MedPartners Funding Commitment allocable to MPN will be deposited; and (ii) as to MedPartners, the deposit account of MedPartners, in a bank which qualifies under the guidelines of the United States Trustee's Office where the Bankruptcy Case is pending, located in the State of California into which the balance of the Net Cash Proceeds of the sales of the California Operations will be deposited in accordance with the terms of this Agreement and into which all remaining payments of the MedPartners Funding Commitment will be deposited in accordance with the terms of this Agreement.

         "California Operations" means, collectively, the interests, assets and operations of MPN and the interests, assets and operations of MedPartners and its direct or indirect subsidiaries (other than MPN) to the extent related to Managed Physician Practices in California.

         "Cap Deducts" means those amounts withheld from capitation payments owed by the Plans to MPN or the Managed Physician Practices.

         "Claim" means (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or
(ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

         "Claims Monitor" means PricewaterhouseCoopers LLP.

         "Commissioner" means the Commissioner of the Department of Corporations of the State of California.

         "Confidential Information" has the meaning set forth in Section
16.9(a).

         "Consenting MPP" means a Managed Physician Practice who accepts the benefits of this Agreement by executing a Supplemental Plan Agreement.

         "Consenting Plan" means a Plan who accepts the benefits of this Agreement by executing a Supplemental Plan Agreement.

         "Consenting Provider" means a Provider who accepts the benefits of this Agreement by executing an MPN Provider Release or an MPPP Release, as applicable.

         "Conservator" means the Conservator appointed by the DOC pursuant to the Conservatorship Order issued by the Commissioner, in his capacity as an agent of the DOC.

         "Conservatorship Order" has the meaning set forth in the Recitals.

         "Credit Agreement" shall mean the Amended and Restated Credit Agreement dated as of June 9, 1998, as amended and otherwise modified, among MedPartners, the Lenders party thereto, NationsBank, N.A., as the Initial Issuing Bank and the Swing Line Bank thereunder, Credit Lyonnais New York Branch, The First National Bank of Chicago and Morgan Guaranty Trust Company of New York, as the Syndication Agents therefor, NationsBank Montgomery Securities LLC, as the Arranger therefor, and NationsBank, N.A., as the Administrative Agent for the Lender Parties thereunder.

         "Creditors Committee" means the Official Committee of Creditors Holding Unsecured Claims in the Bankruptcy Case.

         "Default" has the meaning set forth in Section 10.1 and Section 11.1.

         "Director" has the meaning set forth in the preamble hereto.

         "DOC" means the Department of Corporations of the State of California.

         "DOC Action" means the action commenced by the Commissioner on March 18, 1999 styled In the Matter of The Commissioner of Corporations of the State of California v. MedPartners Provider Network, Inc.; case number BS056226, by filing with the Los Angeles Superior Court a Petition to Confirm the Commissioner's Order Appointing Conservator.

         "DMC" has the meaning set forth in the preamble hereto.

         "Effective Date" has the meaning set forth in Section 13.

         "Examiner Order" means the Order of the Bankruptcy Court, in substantially the form attached as Schedule 2.2, approving the Stipulation.

         "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction over the Bankruptcy Case, as entered on the docket in the Bankruptcy Case, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

         "First Amended and Restated Agreement" has the meaning set forth in the recitals hereto.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

         "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

         "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

         "Health Care Services" means any service rendered and medical devices, supplies or products provided to or for the benefit of an enrollee in a Plan that is provided for, covered or arranged for under an agreement for which MPN or a Managed Physician Practice is obligated to pay pursuant to an agreement or course of dealing with the applicable provider.

         "Health Care Services Agreement" means an agreement for the provision of Health Care Services between a Plan and MPN or a Managed Physician Practice.

         "Knox-Keene Act" means the Knox-Keene Health Care Service Plan Act of 1975 (California Health and Safety Code ss. 1340, et seq.), as amended.

         "Lender" has the meaning set forth in Section 3.5(c) hereof.

         "Managed Physician Practices" means Southern California Medical Corporation, a California professional corporation; Talbert Medical Group, a California professional corporation; Mullikin Practice Group, A Medical Corporation, a California professional corporation; Pacific Physician Services Medical Group, Inc., a California professional corporation; and other capitated providers in the MPN network in the State of California (excluding MPN) whose non-medical operations are or were managed by MedPartners or an Affiliate of MedPartners.

         "Managed Physician Practice Plan Release" is the release with respect to a Consenting Plan's Managed Physician Practice Provider Claims referred to in
Section 16.17(c) hereof and Section 10.2 of the Supplemental Plan Agreement.

         "Managed Physician Practice Preserved Claims" means Claims arising in favor of a Managed Physician Practice against a Plan (i) under a Health Care Services Agreement in the ordinary course of business, (ii) in the ordinary custom and practice between the Managed Physician Practice and the Plan, (iii) that the Managed Physician Practice would customarily receive payment for or seek to recover from an entity or person that contracts for the provision of Health Care Services, or (iv) that a Managed Physician Practice would, in the custom of the industry, be expected to receive payment for or to recover from an entity or person that contracts for the provision of Health Care Services, with respect to claims that infrequently arise and do not otherwise fall within (i), (ii) or
(iii) above.

         "Managed Physician Practice Provider Claims" means Claims against the Managed Physician Practices for Health Care Services rendered prior to the closing of the asset sale pertaining to that Managed Physician Practice, whether held by Providers or asserted by Plans as reimbursement for payments made by Plans on account of such Claims.

         "Management Agreement" means the Amended and Restated MedPartners Provider Network, Inc. Management Agreement, dated December 31, 1997, between MPN and MedPartners.

         "Material Adverse Change" means a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of MedPartners.

         "MedPartners" has the meaning set forth in the preamble hereto.

         "MedPartners Action" means the action commenced by MedPartners on March 17, 1999, styled MedPartners, Inc. v. William Kenefick, in his capacity as Acting Commissioner of the Department of Corporations of the State of California; the Commissioner of the Department of Corporations for the State of California; and Eugene Froelich as an agent of the Commissioner of the Department of Corporations for the State of California; case number BC207250, by filing with the Los Angeles Superior Court a Complaint for Injunctive Relief (CCP ss. 526); Complaint for Declaratory Relief (CCP ss. 1060) and Application for Order to Show Cause (HSC ss. 1393).

         "MedPartners Funding Commitment" has the meaning set forth in Section 3.5(a).

         "Motion To Dismiss" has the meaning set forth in the Recitals hereto.

         "MPN" has the meaning set forth in the preamble hereto.

         "MPN Letter of Credit" has the meaning set forth in Section 3-5(c) hereof.

         "MPN Plan Release" is the release with respect to a Consenting Plan's MPN Provider Claims referred to in Section 16.17(c) hereof and Section 10.2 of the Supplemental Plan Agreement.

         "MPN Plan Subordinated Claims" means all Claims of a Plan against MPN other than Plan Preserved Claims and Provider Claims.

         "MPN Preserved Claims" means Claims arising in favor of MPN against a Plan (i) under a Health Care Services Agreement in the ordinary course of business, (ii) in the ordinary custom and practice between MPN and the Plan,
(iii) that MPN would customarily receive payment for or seek to recover from an entity or person that contracts for the provision of Health Care Services, or
(iv) that MPN would, in the custom of the industry, be expected to receive payment for or to recover from an entity or person that contracts for the provision of Health Care Services, with respect to claims that infrequently arise and do not otherwise fall within
(i), (ii) or (iii) above.

         "MPN Provider Claims" means Claims against MPN for Health Care Services, whether held by Providers or asserted by Plans as reimbursement for payments made by Plans on account of such Claims.

         "MPN Provider Release" means the release by a Provider that is included in Article 9 of the Plan of Reorganization and that is agreed to and granted by a Provider pursuant to the mechanism included in the Plan of Reorganization or otherwise, whereby a Consenting MPN Provider agrees to release MedPartners and the Consenting Plans as set forth therein.

         "MPP Letter of Credit" has the meaning set forth in Section 3.5(c) hereof.

         "MPP Plan Subordinated Claims" means all Claims of a Plan against a Managed Physician Practice other than MPP Plan Preserved Claims, Provider Claims and claims expressly not waived by reason of Section 16.17.

         "MPPP Release" means a release by a Provider substantially in the form set forth on Schedule A hereto, whereby a Consenting Managed Physician Practice Provider agrees to release MedPartners, the Consenting Plans and the applicable Managed Physician Practice, as set forth therein.

         "Net Cash Proceeds" means cash proceeds from the sale of the California Operations less sale expenses actually paid to non-Affiliate third parties by MedPartners in connection therewith. Cash proceeds shall include proceeds received from promissory notes executed by the purchasers as consideration for the sale of the California Operations.

         "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

         "Petition Date" means, with respect to MPN, March 11, 1999.

         "Plan" means a health care services plan with which MPN or a Managed Physician Practice had a valid and enforceable Health Care Services Agreement on the Petition Date.

         "Plan of Reorganization" means the plan of reorganization filed by MPN in the Bankruptcy Case that is supported by MedPartners and that is consistent with this Agreement.

         "Plan of Reorganization Effective Date" means the date that the Plan of Reorganization is effective as provided in the definition of "Effective Date" in the Plan of Reorganization.

         "Plan Preserved Claims" means Claims arising in favor of a Plan (i) under a Health Care Services Agreement in the ordinary course of business; (ii) in the ordinary custom and practice between the Plan and MPN or a Managed Physician Practice; (iii) that the Plan would customarily charge back or seek to recover from an entity or person that provides or arranges for the provision of Health Care Services to enrollees of the Plan; or (iv) that a Plan would in the custom of the industry be expected to charge back or seek to recover from an entity or person that provides or arranges for the provision of Health Care Services to enrollees of a Plan, with respect to claims that infrequently arise and do not otherwise fall within (i), (ii) or (iii) above.

         "Plan Stipulation" means that certain Stipulation re: (a) Payment of Capitation to and by Debtor and (b) Adequate Protection attached to the Order Granting Motion for Approval of Stipulation; (1) Payment of Capitation to and by Debtor and (2) Adequate Protection entered by the Bankruptcy Court on April 29, 1999 as subsequently modified by the Court to add additional Plan signatories.

         "Providers" means hospitals, hospital groups, physicians, physician groups, medical service providers, laboratories, specialists and sub-specialists, ancillary providers and other persons, groups and organizations that provide Health Care Services.

         "Provider Claims" means MPN Provider Claims and Managed Physician Practice Provider Claims.

         "Provider Stipulation" means that certain Amended Stipulation with Certain Providers attached to the Order Granting Motion for Approval of Stipulation with Certain Providers and Approving Amended Stipulation; Notice of Entry entered by the Bankruptcy Court on April 29, 1999.

         "Reconstituted Committee" has the meaning set forth in the Plan of Reorganization.

         "Records" has the meaning set forth in Section 2.1(b)(iii) of this Agreement.

         "Representatives" has the meaning set forth in Section 16.14(b) of this Agreement.

         "Requirement of Law" means, as to any Person: (a) all (i) statutes and regulations and (ii) court orders and injunctions, arbitrators' decisions, and/or similar rulings, in each instance by any Governmental Authority or other body that has jurisdiction over such Person, any property of such Person, or of any other Person for whose conduct such Person would be responsible; and (b) that Person's organizational documents, by-laws and/or other instruments that deal with corporate or similar governance, as applicable.

         "SAP" means, where required by the DOC regulations as applicable to MPN, statutory accounting principles.

         "Special Monitor" means the special monitor appointed by an order of the Los Angeles Superior Court pursuant to the Special Monitor Order, in his or her capacity as an agent of the DOC.

         "Special Monitor-Examiner" means the examiner appointed by the Examiner Order, or any successor Special Monitor-Examiner or superseding official.

         "Special Monitor Order" has the meaning set forth in the Recitals.

         "State" has the meaning set forth in the preamble hereto.

         "State Court Actions" means, collectively, the MedPartners Action and the DOC Action.

         "Stay" has the meaning set forth in the Recitals.

         "Stipulation" means the Stipulation in substantially the form attached as Schedule 9.2.

         "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the equity ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

         "Supplemental Plan Agreement" has the meaning set forth in Section
16.17.

         "Supplemental Plan Agreement Party" has the meaning set forth in
Section 16.17.

         "Term" means the term commencing on the Agreement Date and ending in accordance with Section 14.

         "Transition Plan" means the transition plan set forth in this Agreement providing certain terms for the wind down of the California Operations.

         1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or, where required by the DOC regulations applicable to MPN, SAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "MedPartners" is used in respect of a financial term, it shall be understood to mean MedPartners on a consolidated basis unless the context clearly requires otherwise.

         1.3 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, hereto and hereof, as applicable.

         1.4 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

         1.5 REFERENCES TO COMMISSIONER AND DOC. From the date hereof, all references in this Agreement to the Commissioner shall refer to the Director and all references to the DOC shall refer to the DMC, unless the context otherwise clearly indicates.

2.       SPECIAL MONITOR ROLE.


         2.1      ROLE OF SPECIAL MONITOR-EXAMINER ON AMENDED AGREEMENT DATE.

                  (a)      As provided in the Examiner Order attached hereto as
Schedule 2.2, commencing on the Amended Agreement Date and continuing through the Effective Date, J. Mark Abernathy (or his successor as and when ordered by the Bankruptcy Court) shall: (i) serve as the Special Monitor-Examiner of MPN and the California Operations, (ii) perform the functions described in Section B of the Stipulation and the Examiner Order with respect to MPN and the California Operations, (iii) have supervisory oversight authority over MPN, and (iv) have oversight authority over MedPartners' compliance with its obligations under this Agreement with respect to MPN and the California Operations, as set forth in the Stipulation, the Examiner Order and in this Agreement.

                  (b) Without limiting the foregoing, the responsibilities and authority of the Special Monitor-Examiner, during the period covered by this
Section 2.1, which MPN and MedPartners acknowledge, are as follows:

                           (i)      The Special Monitor-Examiner shall have the
authority to employ such employees, including a secretary, and professionals (subject to Bankruptcy Court approval), as reasonably necessary to perform his duties hereunder. Reasonable expenses incurred in connection therewith shall be paid upon presentation to MPN of a written request and itemization of services rendered and costs incurred (subject to Bankruptcy Court approval, if required);

                           (ii)     MPN shall provide the Special
Monitor-Examiner and his or her staff with office space (similar in size and amenities to that of senior officers of MPN) located at 5000 Airport Plaza Drive, Long Beach, California 90815, or such other location reasonably acceptable to the parties and reasonably equipped with a facsimile machine, computers, telephones and such other equipment, in good working order, reasonably required by the Special Monitor-Examiner, so as to permit the Special Monitor-Examiner to perform his supervisory oversight duties;

                           (iii)    The Special Monitor-Examiner shall have full
and complete access (including the right to copy) during normal business hours to all books of account, accounting and financial records, reports and all other records relating to MPN's business and the California Operations ("Records") wherever located. MPN and MedPartners shall cooperate with the Special Monitor-Examiner and promptly provide him or her with such Records as he or she reasonably requests. The Special Monitor-Examiner and his employees shall have full and complete access to and cooperation by the officers, directors and employees of MPN and MedPartners and its Affiliates who perform services for MPN;

                           (iv)     In addition to the access to Records and
personnel as provided herein, MPN shall provide to the Special Monitor-Examiner, not later than three Business Days in advance of any asset transfer or payment by MPN (whether by check, wire transfer or other method), a schedule listing as to each payment, the name of the payee, the amount and the reason for such payment, or provide such other information as the Special Monitor-Examiner deems appropriate. Not later than three Business Days after receipt of such schedule, the Special

Monitor-Examiner or his staff shall either approve or disapprove such payment or transfer and shall state in writing a reason for such disapproval. If the Special Monitor-Examiner shall not have approved or disapproved of such payment or transfer within three Business Days, MPN shall be entitled to assume the Special Monitor-Examiner has approved of such payment or transfer. If the Special Monitor-Examiner shall have disapproved of any payment or transfer, the payment or transfer shall not be made. MPN shall be entitled thereafter to make any such payment or transfer disapproved by the Special Monitor-Examiner only after obtaining an order of the Bankruptcy Court authorizing or approving such payment or transfer; and

                           (v)      MedPartners and MPN will provide to the
Special Monitor-Examiner (A) no later than the first Business Day following the first and fifteenth day of each month, semi-monthly reports in arrears for such semi-monthly period in narrative form that will provide an update on asset sale progress, Provider and Plan receivables (if applicable), and the overall status of claims adjudication and payment pursuant to Section 3.5(b) and (B) no later than the tenth Business Day following each month, a monthly report in arrears for such month that will compare the actual cash flow (both sources and uses) for such month against the cash flow plan set forth in Schedule 3.1, together with an explanation for any material variance from such plan, and a revised cash flow plan, if required.

                  (c)      Effective as of the Agreement Date and subject to
Section 2.2, the Undertaking of MPN, dated November 17, 1997, is hereby modified to the extent necessary to be consistent with this Agreement.

         2.2      ROLE OF SPECIAL MONITOR-EXAMINER ON EFFECTIVE DATE.

                  (a) From the Effective Date and continuing until terminated as set forth in Section 2.5 below, J. Mark Abernathy (or his successor as and when ordered by the Bankruptcy Court) shall: (i) continue to serve as the Special Monitor-Examiner of MPN and the California Operations, (ii) perform the functions described in Section C of the Stipulation and the Examiner Order with respect to MPN, (iii) have supervisory oversight authority over MPN, and (iv) have oversight authority over MedPartners' compliance with its obligations under this Agreement with respect to MPN and the California Operations, as set forth in the Stipulation, the Examiner Order and in this Agreement.

                  (b) Without limiting the foregoing, the responsibilities and authority of the Special Monitor, during the period covered by this Section 2.2, which MPN and MedPartners acknowledge, are as follows:

                           (i)      The Special Monitor-Examiner shall have the
authority to employ such employees, including a secretary, and professionals (subject to Bankruptcy Court approval), as reasonably necessary to perform his duties hereunder. Reasonable expenses incurred in connection therewith shall be paid upon presentation to MPN of a written request and itemization of services rendered and costs incurred (subject to Bankruptcy Court approval, if required);

                           (ii)     MPN shall provide the Special
Monitor-Examiner and his or her staff with office space (similar in size and amenities to that of senior officers of MPN) located at 5000 Airport Plaza Drive, Long Beach, California 90815, or such other location reasonably acceptable to the parties and reasonably equipped with a facsimile machine, computers, telephones and such other equipment, in good working order, reasonably required by the Special Monitor-Examiner, so as to permit the Special Monitor-Examiner to perform his or her supervisory oversight duties;

                           (iii)    The Special Monitor-Examiner shall have full
and complete access (including the right to copy) during normal business hours to all Records wherever located. MPN shall cooperate with the Special Monitor-Examiner and promptly provide him or her with such Records as he or she reasonably requests. The Special Monitor-Examiner and his or her employees shall have full and complete access to and cooperation by the officers, directors and employees of MPN and MedPartners and its Affiliates who perform services for MPN;

                           (iv)     MedPartners and MPN will provide to the
Special Monitor-Examiner (A) no later than the first Business Day following the first and fifteenth day of each month, semi-monthly reports in arrears for such semi-monthly period in narrative form that will provide an update on asset sale progress, Provider and Plan receivables (if applicable), and the overall status of claims adjudication and payment pursuant to Section 3.5(b) hereof, and (B) no later than the tenth Business Day following each month, a monthly report in arrears for such month that will compare the actual cash flow (both sources and uses) for such month against the cash flow plan set forth in Schedule 3.1, together with an explanation for any material variance from such plan, and a revised cash flow plan, if required.

         2.3 APPLICATION OF DOC REGULATIONS PERTAINING TO TANGIBLE NET EQUITY REQUIREMENTS. The DOC acknowledges that MPN's operations will be discontinued in accordance with the Transition Plan. During the Term, unless necessary to safeguard the delivery or provision of health care services as required by the Knox-Keene Act to MPN or Plan enrollees, the State shall take no action with respect to the enforcement against MPN for a violation of the tangible net equity requirements of 10 C.C.R. ss. 1300.76.

         2.4 PAYMENT OF EXPENSES INCURRED BY OR ON BEHALF OF THE CONSERVATOR, THE SPECIAL MONITOR, THE SPECIAL MONITOR-EXAMINER, THE DOC OR THE AGENCY.

                  (a) After submission of invoices and review and approval of such amounts by the State and the Agency, MPN shall pay the reasonable fees and expenses of Eugene Froelich for the period during which he served as Conservator under the Conservatorship Order, subject to the approval of such fees by the Bankruptcy Court, if required. Such fees and expenses shall be paid as soon as practicable after Bankruptcy Court approval, if required. MPN shall also pay the reasonable fees and expenses of Pryor Cashman Sherman & Flynn LLP for the period from the Petition Date through April 11, 1999, and the reasonable fees and expenses of Danning, Gill, Diamond & Kollitz LLP, when and in the amounts ordered by the Bankruptcy Court upon the application of such persons for compensation and reimbursement of expenses.

                  (b) MPN shall pay the reasonable fees and expenses of J. Mark Abernathy or any replacement Special Monitor-Examiner (including any fees and expenses of J. Mark Abernathy in his role as Conservator under the Conservatorship Order and as Special Monitor under the Special Monitor Order), including any staff required by the Special Monitor-Examiner, subject to the approval of the Bankruptcy Court, if required. Such fees and expenses shall be paid as soon as practicable after Bankruptcy Court approval, if required.

                  (c) Unless previously sought, following the Agreement Date, MPN may seek authority from the Bankruptcy Court to employ Milbank, Tweed, Hadley & McCloy LLP ("MTHM") as MPN's bankruptcy counsel, in accordance with applicable Bankruptcy Court procedures. MPN shall pay the reasonable fees and expenses of MTHM (or such other law firm which may subsequently be employed by MPN), if their employment is approved by the Bankruptcy Court, when and in the amounts ordered by the Bankruptcy Court upon the application of such persons for compensation and reimbursement of expenses.

                  (d) Subject to the limitations set forth in Section 2.4(g) below, MPN shall pay the reasonable fees and expenses of the Creditors Committee, including the reasonable fees and expenses of Latham & Watkins and Crossroads Capital Partners, LLP, in accordance with applicable Bankruptcy Court procedures, when and in the amounts ordered by the Bankruptcy Court upon the application of such persons for compensation and reimbursement of expenses.

                  (e) MedPartners shall pay promptly the reasonable fees and expenses of Deloitte & Touche and Bear, Stearns & Co. Inc. in advising the State with respect to the Transition Plan and the negotiation of this Agreement including any term sheet relating thereto.

                  (f) MedPartners shall reimburse promptly the State and the Agency for all reasonable fees and expenses of Manatt, Phelps & Phillips, LLP, special counsel to the State and the Special Monitor-Examiner (and prior to the entry of the Examiner Order, the Special Monitor under the Special Monitor Order, and prior to the entry of the Special Monitor Order, the Conservator under the Conservatorship Order), and incurred in connection with: (i) the Transition Plan; (ii) the preparation, execution and consummation of this Agreement; (iii) the State Court Actions; and (iv) the Bankruptcy Case.

                  (g) MPN shall pay the reasonable fees and expenses of counsel to the Reconstituted Committee and Crossroads, LLC, in accordance with the terms and conditions of the Plan of Reorganization.

                  (h) MedPartners shall cause to be funded the expenses of MPN set forth in Sections 2.4(b)-(d) and (g) hereof; provided, however, that MedPartners shall not cause to be funded any claims under Section 503(b)(3) or
(4) of the Bankruptcy Code.

                  (i)      Except as set forth in Section 2.4, Section 12.4 and
Section 16.16 of this Agreement, MedPartners shall not be liable for any fees or expenses of the State or the Agency.

         2.5 ROLE OF SPECIAL MONITOR AFTER CONFIRMATION OF PLAN OF REORGANIZATION; RECONSTITUTED CREDITORS' COMMITTEE. Upon the Plan of Reorganization Effective Date, the role of the Special Monitor-Examiner of MPN and the California Operations as to MTN Provider Claims shall automatically terminate without any further acts by any Person. As of such date, the Special Monitor-Examiner shall cease to perform the functions described in Section 2.2 hereof. Upon the Plan of Reorganization Effective Date, the Committee shall be reconstituted as the Reconstituted Committee as provided for in the Plan of Reorganization and shall have such rights and duties as provided in the Plan of Reorganization in addition to the rights and duties of the Creditors' Committee hereunder. Each Consenting Plan shall be entitled to exercise any right of enforcement that it may have under Section 16.14, notwithstanding any provision of this Agreement providing for notice to or action by the Special Monitor-Examiner. Without limiting the generality of the foregoing, nothing in Section 3.8(d) hereof or any other provision concerning the rights and powers of the Special Monitor-Examiner shall affect or impede any Consenting Plan's right to enforce this Agreement under Section 16.14.

3.       THE TRANSITION PLAN; FUNDING.

         3.1 THE TRANSITION PLAN. MedPartners shall oversee and manage the sale and wind down of the California Operations pursuant to the Transition Plan subject to the supervisory oversight of the Special Monitor-Examiner and as to MPN's interest in the California Operations, subject to the provisions of the Bankruptcy Code and the jurisdiction of the Bankruptcy Court. Set forth on
Schedule 3.1 are key elements of the Transition Plan as of the Amended Agreement Date to the extent not otherwise addressed in this Agreement.

         3.2 MANAGEMENT AGREEMENT. The Management Agreement shall be amended, effective as of March 12, 1999, substantially in the form set forth on
Schedule 3.2. Nothing in this Section or in the amendment to the Management Agreement shall be construed to be an assumption of the Management Agreement by MPN; and MPN expressly reserves the right to assume or reject the Management Agreement and any and all rights it may have in connection with any such assumption or rejection.

         3.3 PAYMENTS TO MANAGED PHYSICIAN PRACTICES. MPN shall pay capitation amounts owed to the Managed Physician Practices on the first Business Day of the month for which the capitation payment applies, or the first Business Day after MPN has sufficient funds to make such payment, but otherwise in accordance with the terms of the underlying capitation agreements with the Managed Physician Practices.

         3.4      DISPOSITION OF THE CALIFORNIA OPERATIONS.

                  (a) Schedule 3.4(a) identifies as of the Agreement Date the portion of the California Operations that are the subject of pending sale agreements, the subject of letters of intent and the anticipated closing date of such sales, and identifies the remainder of the California Operations to be sold under the Transition Plan.

                  (b) The Net Cash Proceeds of the sale of the California Operations shall be deposited in the California Accounts on the date each sale closes and the dates on which such Proceeds are received in accordance with the agreement of the parties to the sale. The Net Cash Proceeds from the sales shall be allocated between the California Accounts in accordance with the terms of the stipulation entered into in the Bankruptcy Case with respect to the allocation to MPN.

         3.5      PAYMENT OF CLAIMS.

                  (a) MedPartners Funding Commitment. Subject to the terms and conditions of this Agreement, MedPartners shall be responsible for the satisfaction of (e.g., by payment, offset, or by causing to be paid) the following Provider Claims and Plan Preserved Claims with respect to MPN and the Managed Physician Practices, respectively:

                           (i)      As to MPN, (A) the total amount of all MPN
Provider Claims that become Allowed MPN Claims, after giving effect to all valid offsets and recoupments, in accordance with Section 3.5(b) for all MPN Providers who have executed an MPN Provider Release and Consenting Plans who have executed an MPN Plan Release, and (B) the total amount of all Plan Preserved Claims with respect to MPN that become Allowed MPN Claims, after giving effect to all valid offsets and recoupments, in accordance with Section 3.5(b) for all Consenting Plans who have executed an MPN Plan Release; and

                           (ii)     As to the Managed Physician Practices, (A)
the total amount of all Managed Physician Practice Provider Claims that are submitted timely in accordance with the provisions of Section 3.8(c), in such amounts as are finally determined to be valid and liquidated, after giving effect to all valid offsets and recoupments, in accordance with Section 3.5(b) for all Managed Physician Practice Providers who have executed a MPPP Release and Consenting Plans who have executed a Managed Physician Practice Plan Release, and (B) the total amount of all Plan Preserved Claims with respect to the Managed Physician Practices that are submitted timely in accordance with the provisions of Section 3.8(c), in such amounts as are finally determined to be valid and liquidated, after giving effect to all valid offsets and recoupments, in accordance with Section 3.5(b) for all Consenting Plans who have executed a Managed Physician Practice Plan Release;

in each case, to the extent that:

                           (xi)     The cash assets of MPN and the Managed
Physician practices, respectively, as of the Agreement Date;

                           (xii)    Revenues received by MPN and the Managed
Physician Practices, respectively, following the Agreement Date including, without limitation, capitation revenues and return of capitation deductions; and

                           (xiii)   Net Cash Proceeds received by MPN and the
Managed Physician Practices, respectively, following the Agreement Date ((xi),
(xii) and (xiii) collectively, the "Funding Sources") less Permitted Expenses (as defined below) are, in the aggregate, inadequate to satisfy such Provider Claims and Plan Preserved Claims, assuming that the entire amount of the Funding Sources for MPN and the Managed Physician Practices, respectively, is applied to the satisfaction of such Provider Claims and Plan Preserved Claims.

                           (xxi)    As to MPN, ordinary and necessary operating
expenses necessary to support the liquidation and winding down of MPN and the administration of the Bankruptcy Case; provided, however, that the fees and expenses of professional persons employed at the expense of the MPN estate shall qualify as ordinary and necessary operating expenses only as set forth in
Section 2.4(h); and

                           (xxii)   As to the Managed Physician Practices,
ordinary and necessary operating expenses of the Managed Physician Practices until such time as its related practice assets are sold or its operations liquidated and wound down.

                  (b) Timing of Payments. Pursuant to the MedPartners Funding Commitment, MedPartners shall cause Provider Claims to be timely adjudicated and, to the extent determined to be valid, timely paid. For purposes of this Section, timely adjudication and timely payment shall mean (provided, for the first thirty days of the Agreement, the timely standard will be deemed to be complied with if MedPartners has implemented a procedure acceptable to the Special Monitor or Special Monitor-Examiner, as the case may be, for payments to become current):

                           (1)      with respect to a Managed Physician Practice
Provider Claim, such Claim shall be adjudicated and, to the extent determined to be valid and after giving effect to any offset or recoupment, paid in accordance with applicable law, including California Health and Safety Code ss. 1371, upon receipt by MedPartners and the applicable Managed Physician Practice of the MPPP Release; provided, however, that MedPartners shall have mailed or otherwise transmitted the MPPP Release to each holder of a Managed Physician Practice Provider Claim within three Business Days after MedPartners receives the approval by the Creditors Committee of the form of the MPPP Release.

                           (2)      with respect to a pre-petition MPN Provider
Claim, such Claim shall be adjudicated and, to the extent determined to be an Allowed MPN Claim and after giving effect to any offset or recoupment, timely paid, in a manner that is consistent with the Bankruptcy Code if the Bankruptcy Case is then pending and the Plan of Reorganization upon receipt by MedPartners and MPN of the MPN Provider Release; and

                           (3)      with respect to a post-petition MPN Provider
Claim, such Claim shall be adjudicated and, to the extent determined to be an Allowed MPN Claim after giving effect to any offset or recoupment, timely paid, in a manner that is consistent with the Bankruptcy Code if the Bankruptcy Case is then pending, and if such Claim is being paid pursuant to the MedPartners Funding Commitment, upon receipt by MedPartners and MPN of the MPN Provider Release.

The rights of each holder of a Managed Physician Practice Provider Claim or an MPN Provider Claim with respect to the MedPartners Funding Commitment shall constitute an unsecured Claim against MedPartners under this Agreement if such holder is a Consenting Provider.

                  (c)      Funding.

                           (1)      As a part of the MedPartners Funding
Commitment, as soon as possible following the Plan of Reorganization Effective Date, MedPartners shall cause Bank of America (the "Lender") to issue an irrevocable letter of credit in the amount of $38 million in favor of MPN, which shall substantially be in the form attached hereto as Schedule 3.5(c-1) (the "MPN Letter of Credit"). If the Lender fails to provide notice of renewal of the MPN Letter of Credit on or before the tenth business day prior to the then current Stated Expiration Date (as defined in the MPN Letter of Credit), MedPartners shall have the right to replace the MPN Letter of Credit with a new letter of credit issued by a lender reasonably acceptable to the Reconstituted Committee. If this Agreement terminates, MPN agrees to provide notice of such termination to the Lender pursuant to the terms of the MPN Letter of Credit within five (5) Business Days of such termination. MPN also agrees to provide the

Lender with any other certification or documentation reasonably required pursuant to the terms of the MPN Letter of Credit or any replacement or renewal letter of credit. The funds made available to MPN under the MPN Letter of Credit shall be used to pay MPN Provider Claims of Consenting Providers and Consenting Plans and Plan Preserved Claims of Consenting Plans that become Allowed MPN Claims and are subject to the MedPartners Funding Commitment as they become payable after giving effect to all valid offsets and recoupments. To the extent MPN Provider Claims held by Consenting Providers are not paid from the MPN Letter of Credit, MedPartners shall fulfill the MedPartners Funding Commitment with respect to such MPN Provider Claims in accordance with Section 3.5(b) above and the Plan of Reorganization. To the extent MPN Provider Claims and MPN Plan Preserved Claims held by Consenting Plans that are payable in accordance with this Agreement and the Supplemental Plan Agreement are not paid from the proceeds of the MPN Letter of Credit, they shall be payable as provided in
Section 3.5(f) below and the Plan of Reorganization. All allowed Plan Preserved Claims and allowed MPN Provider Claims held by Consenting Plans that execute the MPN Plan Release and that are not paid after exhaustion of the proceeds of the MPN Letter of Credit shall be subject to the MedPartners Funding Commitment and shall be paid in accordance with and subject to the Plan of Reorganization and the Supplemental Plan Agreement, as modified by any other agreement between MPN and a Consenting Plan that has been approved by final order of the Bankruptcy Court.

                           (2)      As part of the MedPartners Funding
Commitment, as soon as possible following the Plan of Reorganization Effective Date, MedPartners shall cause the Lender to issue an irrevocable letter of credit in the amount of $2 million, which shall be substantially in the form attached hereto as Schedule 3.5(c-2) (the "MPP Letter of Credit"). MedPartners agrees to replace the MPP Letter of Credit on or before its stated expiration date with a replacement letter of credit in the then current stated amount which shall have substantially similar drawing terms and conditions and a stated expiration date which is the date one year from the Plan of Reorganization Effective Date. The funds made available under the MPP Letter of Credit shall be used to pay Managed Physician Practice Provider Claims of Consenting Providers and Consenting Plans that execute a Managed Physician Practice Plan Release and Managed Physician Practice Plan Preserved Claims of Consenting Plans and that are subject to the MedPartners Funding Commitment.

                  (d)      Excess Funds.

                           (1)      In the event the amount deposited into the
applicable California Account hereunder materially exceeds the funds, as determined by an actuary or financial consultant satisfactory to the parties hereto or as otherwise agreed by the parties hereto, necessary to fulfill the MedPartners Funding Commitment, the excess funds will be returned to MedPartners promptly upon the occurrence of the following:

                                    (A)      as to the MPN California Account,
at any time after March 31, 2000, when the Bankruptcy Court, upon notice and hearing, has confirmed the determination of excess funds; and

                                    (B)      as to the MedPartners California
Account, when the Special Monitor-Examiner, upon five Business Days written notice of such determination to the Creditors Committee, has determined the amount of excess funds.

                           (2)      In the event the MedPartners Funding
Commitment has been satisfied with respect to Provider Claims and Plan Preserved Claims, and there are excess funds in either of the California Accounts any such excess shall not be subject to withdrawal as excess funds and shall be used to satisfy Provider Claims and Plan Preserved Claims otherwise payable from the other California Account.

                           (3)      All funds remaining in either California
Account will be returned promptly to MedPartners upon the occurrence of the following:

                                    (A)      as to the MPN California Account,
when the MedPartners Funding Commitment with respect to MPN Provider Claims and Plan Preserved Claims against MPN has been fully satisfied and there are adequate funds in the MedPartners California Account to fulfill the MedPartners Funding Commitment; and

                                    (B)      as to the MedPartners California
Account, when the MedPartners Funding Commitment with respect to the Managed Physician Practice Provider Claims and Plan Preserved Claims against the Managed Physician Practices has been fully satisfied.

                           (4)      For purposes of this Section 3.5(d):

                                    (A)      The MedPartners Funding Commitment
with respect to MPN Provider Claims and Plan Preserved Claims against MPN shall be deemed fully satisfied when an order of the Bankruptcy Court has been entered making such finding, following notice and hearing; and

                                    (B)      The MedPartners Funding Commitment
with respect to the Managed Physician Practice Provider Claims and Plan Preserved Claims against Managed Physician Practices shall be deemed satisfied upon the expiration of five Business Days after the Special Monitor-Examiner gives the Creditors Committee written notice thereof.

                  (e) Certain Event. In the event that MedPartners shall not have executed by July 1, 1999 agreements to sell the practice assets related to Southern California Medical Corporation, a California professional corporation, Talbert Medical Group, a California professional corporation, or Mullikin Practice Group, a Medical Corporation, or any such sale shall not have been consummated on or before July 31, 1999, MedPartners shall notify the State of such event on or after July 1, 1999, and MedPartners may begin an orderly termination of such operations provided that such operations shall continue for a minimum of 60 days from such notice. In such event, any Claims arising after giving such notice, shall not be considered to be Provider Claims and shall not be subject to the MedPartners Funding Commitment. In the event MedPartners gives a notice with respect to a practice asset under this Section, the State has consented to the Plans promptly moving their members to unaffiliated networks. Notwithstanding anything to the contrary in this Agreement, to the extent any Plan moves any enrollees based on the closure of any Managed Physician Practice, the Plans shall use their best efforts to move their enrollees to unaffiliated networks with capacity sufficient to provide uninterrupted Health Care Services to their enrollees. In addition, the Plans shall acknowledge their obligations under the Knox-Keene Act to provide, and shall agree to provide, available and accessible health care services to their members consistent with the requirement of continuity of care under the Knox-Keene Act when the enrollees have been moved to the unaffiliated networks. Without limiting the generality of the foregoing, the movement of members may be undertaken without regulatory filings or approvals, provided that the Plans shall simultaneously send a letter to the State advising the State of such actions. As soon as reasonably practicable thereafter, the Plans will file appropriate regulatory documents. Further, if MedPartners gives notice under this Section concerning termination of operations, MedPartners, the Managed Physician Practices and their respective affiliates shall take reasonable steps to (i) assist the Plans in the transfer of enrollees to unaffiliated providers in accordance with the Health Care Services Agreements and applicable law, and
(ii) carry out the orderly termination of such operations so as not to unreasonably increase the Plans and their enrollees' damages associated with termination of operations, and any such expenses incurred by MedPartners pursuant to this Section shall not reduce the MedPartners Funding Commitment.

                  (f) Timing of Payment of Plan Preserved Claims. With respect to each Consenting Plan and pursuant to the MedPartners Funding Commitment, MedPartners shall cause Plan Preserved Claims and Provider Claims that are subject to the MedPartners Funding Commitment held by Consenting Plans to be paid in accordance with the Supplemental Plan Agreement, as amended or supplemented from time to time or the terms and conditions of any agreement between MedPartners and such Consenting Plan that modifies the Supplemental Plan Agreement as to those parties or between MPN and such Consenting Plan that modifies the Supplemental Plan Agreement as to those parties and has been approved by Final Order of the Bankruptcy Court.

         3.6      INTENTIONALLY LEFT BLANK.

         3.7      NEGATIVE ASSURANCES.

                  (a) No Liens. Nothing herein is intended, or shall be construed, to grant to the State or any other Person any security interest, encumbrance, assignment, deposit arrangement, lien (statutory or other) or preference, priority, or other security or similar agreement, or preferential arrangement of any kind or nature whatsoever, in respect of any assets of MedPartners, MPN or any other subsidiary of MedPartners, or any agreement to give or grant any of the foregoing. This Agreement shall not constitute a bond, note, debenture or similar instrument for the payment of money, and the obligations of MedPartners and MPN hereunder are not debt for borrowed money.

                  (b) No Occurrences. Nothing is intended, or shall be construed to constitute the occurrence of any of the following events: (i) the entry of a judgment, decree or order by a court having jurisdiction in the premises granting relief under the Bankruptcy Code, adjudicating MedPartners to be insolvent, or approving as properly filed a petition seeking reorganization or liquidation of MedPartners under the Bankruptcy Code or any similar applicable Federal or State law; (ii) the entry of a judgment, decree or order by a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of MedPartners or of its property, or for the winding up or liquidation of its affairs; or (iii) the filing by MedPartners of a petition for relief under the Bankruptcy Code; the consent by MedPartners to the filing of a bankruptcy proceeding against it; the filing by MedPartners of a petition or answer or consent seeking reorganization or liquidation under the Bankruptcy Code or any similar applicable Federal or State Law, or the consent by MedPartners to the filing of any such petition; or the consent by MedPartners to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property; or the making by MedPartners of an assignment for the benefit of creditors; or an admission by MedPartners of its inability to pay its debts generally as they become due.

         3.8      PROCEDURES FOR PROVIDER CLAIMS.

                  (a) Independent Claims Oversight. MedPartners shall appoint the Claims Monitor, subject to the supervisory oversight of the Special Monitor-Examiner, to assist MedPartners and the holders of Provider Claims to
(i) determine the amounts of the Provider Claims and advances by MPN to such holders and (ii) resolve disputes related thereto. The Special Monitor-Examiner shall oversee the activities of the Claims Monitor and MPN with respect to the Provider Claims. In connection with the dispute resolution process with respect to the MPN Provider Claims, MPN may exercise its rights under the Bankruptcy Code. Any Managed Physician Practice Provider Claims not fully resolved in accordance with this procedure shall be resolved through the ordinary course of adjudication under the applicable agreements.

                  (b) MPN Bar Date. As soon as reasonably practicable after the Agreement Date, MPN shall file a motion with the Bankruptcy Court seeking to establish a bar date of July 31, 1999 (or the first date thereafter as may be ordered by the Bankruptcy Court) for the filing of all pre-petition Claims. All objections to pre-petition Claims, other than any pre-petition Claim (1) asserted by any Plan, or (2) that is the subject of a settlement agreement agreed to by the claimant, shall be filed by May 1, 2000; provided, however, that the Creditors Committee shall have the right to file objections to pre-petition Claims through the Plan of Reorganization Effective Date or such other date as is provided for in the Plan of Reorganization once confirmed. As soon as practicable, MPN shall file a motion with the Bankruptcy Court seeking to establish a bar date of October 31, 1999 for all post-petition Claims with dates of service before August 1, 1999 other than administrative expense priority claims of professional persons against MPN. The Special Monitor-Examiner may file a pleading in support of such motion. The parties shall agree on the establishment of a subsequent bar date for services performed or goods provided after August 1, 1999. Unless the Bankruptcy Order orders otherwise for cause shown, the subsequent bar date shall be no later than November 30, 1999.

                  (c) Managed Physician Practice Bar Date. As soon as reasonably practicable after the Agreement Date, MedPartners shall provide a notice to all parties (including, without limitation, the Plans) known to MedPartners to have, or who might reasonably assert, Managed Physician Practice Provider Claims to establish a bar date of October 31, 1999 for the filing of all Claims against the Managed Physician Practices and informing such holders that failure to file Claims prior to such bar date will preclude satisfaction of such Claims pursuant to the terms of this Agreement.

                  (d) Special Monitor-Examiner Supervision. The Special Monitor-Examiner shall supervise MPN and MedPartners' compliance with their obligations under Section 3.5(b) to adjudicate timely and pay timely Provider Claims, and shall supervise the Claims Monitor in the performance of its duties. Among his other duties, the Special Monitor-Examiner shall review compliance with Section 3.5(b) not less frequently than biweekly. In the event the Special Monitor-Examiner determines that MPN and MedPartners are not in compliance with the obligations to adjudicate timely and pay timely Provider Claims, he or she shall give prompt written notice of that determination to MPN, MedPartners, the DOC and the Creditors Committee. Upon receipt of such notice, MPN, with respect to MPN Provider Claims, and MedPartners, with respect to Managed Physician Practice Provider Claims, shall have five Business Days to initiate procedures to cure any alleged failure to comply with its obligation to adjudicate timely, and three Business Days to cure any alleged failure to comply with its obligation to pay timely. If, at the conclusion of the applicable period, the Special Monitor-Examiner determines that MPN or MedPartners, as the case may be, has not adequately commenced to cure the alleged failure, the Special Monitor-Examiner, as his or her sole remedy, may initiate final and binding arbitration pursuant to the provisions of Section 12, regarding such alleged failure. If a Representative of one or more eligible Beneficiaries under Section
16.14 makes written demand upon the Special Monitor-Examiner to make a determination of non-compliance pursuant to this Section 3.8(d), and the Special Monitor-Examiner fails to make such a determination within ten Business Days following receipt of such notice or determines that there is compliance, then such Representative may give written notice of such Beneficiaries' assertion of an alleged failure to comply to MPN, MedPartners, the State and the Creditors Committee. If, at the conclusion of the same five and three Business Day periods following receipt of such notice to address such alleged non-compliance that would apply following written notice by the Special Monitor-Examiner, such Beneficiaries determine that MPN or MedPartners, as the case may be, has not adequately commenced to cure the alleged failure, the Representative, as his, her or its sole remedy, may initiate final and binding arbitration pursuant to the provisions of Section 12 regarding such alleged failure.

         3.9 RELINQUISHMENT OF LICENSE OF MPN. As soon as reasonably practicable and subject to applicable provisions of the Bankruptcy Code and California Health and Safety Code ss. 1399, MPN's health care service plan license shall be surrendered when MPN no longer has institutional risk and when approved by DOC and the Bankruptcy Court.

4.       REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS.

         MedPartners represents and warrants as follows:

         4.1 ORGANIZATION. MedPartners is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, all states except where the failure to be so licensed or qualified reasonably could be expected to constitute a Material Adverse Change.

         4.2      DUE AUTHORIZATION; NO CONFLICT.

                  (a) The execution, delivery and performance by MedPartners of this Agreement has been duly authorized by all necessary corporate action.

                  (b) The execution, delivery and performance by MedPartners of this Agreement does not (i) violate any provision of federal, state or local law or regulation applicable to MedPartners, the Governing Documents of MedPartners, or any order, judgment or decree of any court or other Governmental Authority binding on MedPartners; (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of MedPartners, or (iii) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of MedPartners, other than the consent of MedPartners' lenders.


                  (c) Other than the consent of MedPartners' lenders, the execution, delivery and performance by MedPartners of this Agreement does not require any registration with, consent or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                  (d) This Agreement is the legally valid and binding obligation of MedPartners, enforceable against MedPartners in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.


         4.3 LETTERS FROM EXPERTS. Attached hereto as Schedule 4.3 are true and correct copies of the following:


                  (a) Letter, dated March 31, 1999, from Merrill Lynch with respect to the valuation of MedPartners.


                  (b)      Actuarial opinion, dated March 27, 1999, from David
J. Bohmfalk, F.S.A., M.A.A.A., consulting actuary with Ernst & Young, L.L.P.


5.   REPRESENTATIONS AND WARRANTIES OF MPN.

         MPN represents and warrants as follows:

         5.1 ORGANIZATION. MPN is duly organized and existing and in good standing under the laws of the State of California and is qualified to do business in the State of California and in no other state.

         5.2      DUE AUTHORIZATION; NO CONFLICT.


                  (a) The execution, delivery and performance by MPN of this Agreement has been duly authorized by all necessary corporate action.

                  (b) The execution, delivery and performance by MPN of this Agreement does not (i) violate any provision of federal, state or local law or regulation applicable to MPN, the

Governing Documents of MPN, or any order, judgment or decree of any court or other Governmental Authority binding on MPN; (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of MPN, or (iii) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of MPN.

                  (c) Other than the consent of, and the approval of the Bankruptcy Court, the execution, delivery and performance by MPN of this Agreement does not require any registration with, consent or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                  (d) This Agreement is the legally valid and binding obligation of MPN, enforceable against MPN, in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

6.   REPRESENTATIONS AND WARRANTIES OF THE STATE.

         The DMC represents and warrants as follows:

         6.1 ORGANIZATION. The DMC is a department of the Agency. The DMC is duly formed and validly existing under the laws of the State of California. The Director is the duly appointed director of the DMC.

         6.2 DUE AUTHORIZATION. The execution, delivery and performance by the DMC has been duly authorized by all necessary action.

         6.3 SUCCESSOR IN INTEREST. By operation of law, the Director and the DMC are the successors in interest to the Commissioner and the DOC, respectively, with respect to the rights, duties and obligations of the Commissioner and the DOC under this Agreement and the agreements and transaction contemplated by this Agreement.


7.   AFFIRMATIVE COVENANTS.

         7.1 AFFIRMATIVE COVENANTS OF MEDPARTNERS. MedPartners shall do all of the following:

                  (a) Financial Statements, Reports. Deliver to the Special Monitor-Examiner or make available on EDGAR, promptly after they are filed with the Securities and Exchange Commission, MedPartners' Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other public filings made by MedPartners with the Securities and Exchange Commission.

                  (b) Notice of Certain Events. Promptly notify the Special Monitor-Examiner of any event or circumstance that MedPartners reasonably believes will result in a material adverse change for the California Operations after taking into account the events contemplated in the Transition Plan.

                  (c) Asset Sales. Take such actions as are reasonably necessary (subject to the business judgment rule) to sell the California Operations in the time periods contemplated hereby, including MPN applying for and obtaining approval by the Bankruptcy Court to the extent of its interests therein; provided, however, that the failure of a sale to close within such time periods shall not constitute a Default by MedPartners hereunder if such failure to close is the result of the purchasers' actions or the failure of the Bankruptcy Court to approve such sale. MedPartners shall timely consult with the Plans concerning the purchaser including the adequacy of the purchasers' capitalization, administrative capacity and business planning to allow such purchasers to achieve profitability, provided that MedPartners shall retain ultimate discretion with respect to decisions regarding the purchaser for, and consummation of, any transaction. Any asset sale shall address the claims processing procedure and Provider access for enrollees.

                  (d) Access to Information Regarding Claims Payments. Upon the reasonable request of the Plans, MedPartners and MPN shall provide reasonable on-site access to the information required by the contracts with the Plans to enable the Plans to substantiate compliance with claims payment obligations and to resolve Cap Deducts.

                  (e) Dismissal. Within three Business Days after the Effective Date, MedPartners shall file with the Bankruptcy Court a withdrawal, in accordance with the Local Rules of the United States Bankruptcy Court for the Central District of California, of MedPartner's Motion to Dismiss.

                  (f) Examiner Oversight. Reasonably cooperate with the Special Monitor-Examiner in the performance of his duties under this Agreement.

                  (g) Reports. Deliver to the Creditors Committee copies of the reports delivered pursuant to Sections 2.1(b)(v), 2.2(b)(iv), 7.1(a) and 7.1(b) and copies of notices of Default delivered pursuant to Section 11.2 and notices, pleadings and other filings delivered pursuant to Sections 11.3 and 11.4.

                  (h) Plan of Reorganization. Cause MPN to file in the Bankruptcy Case the Plan of Reorganization and disclosure statement consistent with this Agreement, except as provided in Section 16.14(e)(ii), within ten Business Days after the later to occur of (i) the Effective Date and (ii) the first pre-petition Claim bar date established pursuant to Section 3.8(b).

         7.2      AFFIRMATIVE COVENANTS OF THE STATE/SPECIAL MONITOR-EXAMINER.

                  (a) Notice of Certain Events. The State shall notify MedPartners of any event or circumstances that the State reasonably believes would require it to take action under any relevant provision of the Knox-Keene Act, Health and Safety Code or the rules and regulations applicable to MPN.

                  (b) Asset Sales. The State shall, in good faith, cooperate with MedPartners, MPN, and the Managed Physician Practices to facilitate the timely consummation of the sales of the California Operations in the time periods and in the manner contemplated hereby and in accordance with the requirements of applicable law.

                  (c) Monitoring of Plans. In accordance with its authority under the Knox-Keene Act, the State shall monitor the actions of the Plans with respect to the matters addressed herein and in any separate agreement among the Plans in connection herewith.

                  (d) Existing Letters of Credit. The Special Monitor-Examiner agrees to deliver those certain Irrevocable Standby Letters of Credit, Nos. 3022981 and 3022982 to Bank of America or its designee on the Effective Date or such other date as may be requested by MedPartners, MPN and the Creditors Committee in exchange for the issuance of the MPN Letter of Credit and of the MPP Letter of Credit.

                  (e)      Intentionally Left Blank.

                  (f) Reports. The State shall deliver to the Creditors Committee copies of the reports delivered pursuant to Section 7.2(a) and copies of notices of Default delivered pursuant to Section 10.2 and notices, pleadings and other filings delivered pursuant to Sections 10.3 and 10.4; provided, however, that the failure of the State to provide such reports or notices, as the case may be, shall not constitute a Default by the State hereunder and the Creditors Committee shall have no recourse against the State therefor.

                  (g) Reports. The State shall deliver to the administrative agent for the lenders under the Credit Agreement in accordance with Section 15 copies of the reports delivered pursuant to Section 7.2(a) and copies of notices of Default delivered pursuant to Section 10.2 and notices, pleadings and other filings delivered pursuant to Sections 10.3 and 10.4; provided, however, that the failure of the State to provide such reports or notices, as the case may be, shall not constitute a Default by the State hereunder and such lenders shall have no recourse against the State therefor.

                  (h) State Release of Health and Safety Code Section 1371 for Consenting Plans. The State hereby agrees that with respect to Consenting Plans, the State shall not seek to take or threaten to take any action against such Plans as a result of the failure by MPN, the Managed Physician Practices, their affiliates, management entities and management personnel to pay or adjudicate claims in accordance with the Knox-Keene Act or other law or regulation. The State's agreement to this provision shall (i) survive any breach of this Agreement, provided the applicable Consenting Plan performs as contemplated by this Agreement, and (ii) have no precedential effect in any other case and is expressly limited to the facts and circumstances of this case.

8.   NEGATIVE COVENANTS.

         8.1 NEGATIVE COVENANTS OF MEDPARTNERS. During the Term, except as otherwise provided in this Agreement, MedPartners shall not file any litigation against the Special Monitor-Examiner or the State with respect to the California Operations without fifteen Business Days prior notice to the Special Monitor-Examiner and the State.

         8.2 NEGATIVE COVENANTS OF THE STATE. During the Term, except to the extent necessary to safeguard the delivery or provision of health care services as required by the Knox-Keene Act to MPN or Plan enrollees, and provided that there is no Default by MPN or

MedPartners under the Agreement, the State shall not exercise or seek to exercise authority over any assets of MPN, except as otherwise provided by this Agreement.

9.   MUTUAL COVENANTS.

         9.1 STATE COURT ACTIONS. On or before June 16, 1999, MedPartners shall file a Dismissal without Prejudice, of the MedPartners' Action, and the State shall file a Dismissal without Prejudice, of the DOC Action, and the State shall issue a Stay of the Conservatorship Order, in the form attached hereto as
Schedule 9.1.

         9.2      BANKRUPTCY COURT.

                  (a) Examiner Order. On or before June 16, 1999, the Creditors Committee shall make an Emergency Application for approval of the Stipulation and appointment in the Bankruptcy Case of the Special Monitor-Examiner as an examiner pursuant to Section 1104 of the Bankruptcy Code pursuant to which the Special Monitor-Examiner shall be authorized to perform the functions of the Special Monitor-Examiner set forth in the Stipulation and the Examiner Order with respect to MPN and in this Agreement with respect to MPN and the California Operations. The State will consent to the Emergency Application for approval of the Stipulation and appointment of the Special Monitor-Examiner. Nothing in the Examiner Order is intended, or shall be construed to constitute the occurrence of any of the following events: (i) the entry of a judgment, decree or order by a court having jurisdiction in the premises granting relief under the Bankruptcy Code adjudicating MedPartners to be insolvent, or approving as properly filed a petition seeking reorganization or liquidation of MedPartners under the Bankruptcy Code or any similar applicable Federal or State law; (ii) the entry of a judgment, decree or order by a court having jurisdiction in the premise for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of MedPartners or of its property, or for the winding up or liquidation of its affairs; or
(iii) the filing by MedPartners of a petition for relief under the Bankruptcy Code; the consent by MedPartners to the filing of a bankruptcy proceeding against it; the filing by MedPartners of a petition or answer or consent seeking reorganization or liquidation under the Bankruptcy Code or any similar applicable Federal or State Law, or the consent by MedPartners to the filing of any such petition; or the consent by MedPartners to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property; or the making by MedPartners of an assignment for the benefit of creditors; or an admission by MedPartners of its inability to pay its debts generally as they become due.

                  (b) Within three Business Days of the Amended Agreement Date, MPN shall file a motion to approve the Agreement with the Bankruptcy Court. The Special Monitor-Examiner shall file an appropriate pleading in support of such motion."


         9.3 COOPERATION IN IMPLEMENTATION OF THE TRANSITION PLAN. Subject to the terms and conditions hereof, each of the parties will use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to implement this Agreement.

         9.4 AGREEMENT TO DEFEND. In the event any claim, action, suit, proceeding or investigation by any Person is commenced that questions the validity or legality of this

Agreement after the Effective Date or the transactions contemplated hereby, the Special Monitor-Examiner, MPN and MedPartners will notify the other and cooperate and use their reasonable best efforts to defend against such claims, actions, suits, proceedings or investigations.


10.  DEFAULT BY MEDPARTNERS.

         10.1 DEFAULT. Each of the following shall constitute a default (a "Default") by MedPartners under this Agreement:

                  (a) Except as set forth in Section 10.1(b) or (c) below, the failure of MedPartners to perform, in any material respect, the obligations required to be performed by it under this Agreement; provided, however, that a determination by the Special Monitor-Examiner under Section 3.8(d), or the initiation of any arbitration by any Representative under Section 12, shall not constitute the failure by MedPartners to perform its obligations hereunder, in any material respect, but (1) MedPartners' failure to pay the amount of any arbitration award under Section 12 (including an award obtained pursuant to the procedure set forth in Section 16.14) by reason of such determination or arbitration within five Business Days of such award; or (2) the nonpayment of (i) a Final Preserved Claim in favor of a Consenting Plan in accordance with the provisions of the Supplemental Plan Agreement and the Plan of Reorganization or (ii) with respect to a Claim covered by the MedPartners Funding Commitment held by a Consenting Plan that may be entitled to any distribution pursuant to, and in accordance with, the terms and conditions of any agreement between MedPartners and such Consenting Plan that modifies the Supplemental Plan Agreement as to those parties or between MPN and such Consenting Plan that modifies the Supplemental Plan Agreement as to those parties and has been approved by Final Order of the Bankruptcy Court, shall constitute a Default hereunder.

                  (b) The failure by MedPartners or MPN to comply with the provisions of Sections 3.4(b) or the failure by MedPartners or MPN to permit the Special Monitor-Examiner to exercise his or her authority under Section 2.1 or
Section 2.2 above; or


                  (c) The use of Net Cash Proceeds from the sales of the California Operations for any purpose other than to satisfy obligations in accordance with this Agreement.

                  (d) For purposes of this Section 10, MedPartners shall not be deemed to have failed to make a payment or to have satisfied any obligations, where such failure would constitute a Default, during the period that MedPartners or MPN, as applicable, is adjudicating in good faith the nature or amount of the payment or obligation, provided that MedPartners shall fulfill the MedPartners Funding Commitment in connection with any portion of any Provider Claim or Plan Preserved Claim that is not contested or subject to a setoff or recoupment asserted in good faith; provided, however, to the extent any obligation of MedPartners under this Agreement is contingent upon performance by any third party, including satisfaction of any condition precedent to the effectiveness of this Agreement, it shall not be a Default hereunder if MedPartners fails to complete such obligation despite good faith efforts to do so, by reason of such third party's non-performance.

         10.2 NOTICE OF DEFAULT. If the Special Monitor-Examiner or the State believes that MedPartners is in Default, the Special Monitor-Examiner or the State shall provide MedPartners with written notice of the alleged violation, specifying the section of this Agreement that MedPartners has allegedly violated, and specifically identifying the act, omission, event, occurrence, incident, circumstance or other conduct of MedPartners that the Special Monitor-Examiner or the State believe constitutes the Default. MedPartners shall have 20 Business Days in the case of a Default of the type set forth in Section 10.1(a) and three Business Days in the case of a Default of the type set forth in Section 10.1(b) or 10.1(c) to cure such Default. In the event the Default is not cured after such period, the State may exercise the remedies set forth in Section 10.3.

         10.3 APPLICATION TO STATE COURT. In the event MedPartners does not cure any alleged Default within the time period set forth in Section 10.2, either the Special Monitor-Examiner or the State may file a motion with the Los Angeles Superior Court seeking a judicial determination by the judge assigned to the case or the referee, if any, assigned to the case as to whether a Default has occurred and remains uncured. The expedited procedures pursuant to California Code of Civil Procedure Section 664.6 shall apply to such motion. Such motion may be brought on an ex parte basis under and pursuant to the Los Angeles Superior Court Local Rules then in effect provided that the moving party shall provide MedPartners three Business Days' advance notice. The Court's ruling on such motion shall not be executable as a money judgment until such time as the Court enters the stipulated judgment provided for in Section 10.4, at which time the Court will be deemed to have entered the final judgment in the action that is subject to the right of appeal pursuant to Code of Civil Procedure, Section 904.1. Either party may appeal the judicial determination provided that a bond, in the amount equal to two times the amount in dispute, is posted.

         10.4 REMEDIES. Upon a determination by the Los Angeles Superior Court that a Default has occurred, the State may file the stipulated judgment in the form attached hereto as Schedule 10.4 and may exercise all remedies relating thereto, including but not limited to, authorizing the Special Monitor-Examiner on behalf of the State to carry out the terms of this Agreement, exercising the remedies available to a judgment creditor with respect to MedPartners' assets, and pursuing any other remedies provided by law or equity.


11.  DEFAULT BY THE STATE.


         11.1 DEFAULT. The failure of the State to perform, in any material respect, the obligations required to be performed by it under this Agreement after twenty days written notice and opportunity to cure shall constitute a default by the State ("Default"); provided, however, to the extent any obligation of the State under this Agreement is contingent upon performance by any third party, including satisfaction of any condition precedent to the effectiveness of this Agreement, it shall not be a Default hereunder if the State fails to complete such obligation despite good faith efforts to do so, by reason of such third party's non-performance.

         11.2 NOTICE OF DEFAULT. If MedPartners or MPN believes that the State or the Special Monitor-Examiner is in Default, MedPartners or MPN shall provide the State and the Special Monitor-Examiner with written notice of the alleged violation, specifying the section of this Agreement that the State or Special Monitor-Examiner has allegedly violated, and specifically identifying the act, omission, event, occurrence, incident, circumstance or other conduct of the State or the Special Monitor-Examiner that MedPartners or MPN believes constitutes the Default. In the event the Default is not cured after the cure period, MedPartners or MPN may exercise the remedies set forth in
Section 11.3.

         11.3 APPLICATION TO STATE COURT. In the event the State or the Special Monitor-Examiner does not cure any alleged Default within the time period set forth in Section 11.2, MedPartners or MPN may file a motion with the Los Angeles Superior Court seeking a judicial determination by the judge assigned to the case or the referee, if any, assigned to the case as to whether a Default has occurred and remains uncured. The expedited procedures pursuant to California Code of Civil Procedure Section 664.6 shall apply to such motion. Such motion may be brought on an ex parte basis under and pursuant to the Los Angeles Superior Court local rules then in effect provided that the moving party shall provide the State and the Special Monitor-Examiner three Business Days' advance notice. Any party may appeal the judicial determination provided that a bond, in the amount equal to two times the amount in dispute, is posted.

         11.4 REMEDIES. Upon determination by the Los Angeles Superior Court that a Default has occurred, MedPartners and MPN may exercise all remedies that they may have at law or equity. Additionally, if the Default is a seizure of assets of MPN or MedPartners with respect to the California Operations which is determined to be either unlawful or is a Default under this Agreement, the MedPartners Funding Commitment shall be reduced by an amount as determined by the court equal to the impairment in MedPartners' ability to fulfill the MedPartners Funding Commitment and all assets improperly seized shall be returned to MedPartners or MPN, as the case may be.

12.  ALTERNATIVE DISPUTE RESOLUTION.

         12.1 DISPUTES. Any controversy, dispute, or claim in connection with, or in relation to the interpretation or performance of Section 3.5(b) of the Agreement other than disputes which are (a) subject to arbitration under the terms of the Plan of Reorganization or (b) excluded from arbitration pursuant to
Section 20.18 of the Supplemental Plan Agreement shall be resolved by final and binding arbitration at the request of any party, conducted in Los Angeles, California. Such arbitration shall be the sole and exclusive remedy for adjudicating such controversy, dispute or claim. The arbitrator shall determine the procedures to be followed in any arbitration under this Agreement, which procedures shall be governed by the rules of the American Arbitration Association unless inconsistent with this Section 12. The arbitrator shall notice hearings at least five days in advance, shall permit parties to brief issues, introduce documents, present oral testimony of witnesses, cross-examine witnesses, and present opening and closing argument. To the extent not otherwise provided in this Agreement, or by law, all other matters relating to the governance of the arbitration shall be within the arbitrator's discretion. As used in this Section 12, "party" means party to the controversy, dispute, or claim.

         12.2     INITIATION OF ARBITRATION. Any party or, in accordance with
Section 16.14(b), a Representative may initiate arbitration by giving the other party a written demand for arbitration pursuant to the notice requirements of
Section 15; provided, however, that the arbitration shall be initiated within a reasonable time after the claim or dispute has arisen. Within five Business Days of receipt of a demand for arbitration, the other party shall serve a written response on the demanding party in accordance with Section 15. The demand for arbitration shall contain a statement of the demanding party's position as to the matter or matters in dispute, the amount of the claim, and the remedy sought. The response shall contain a statement of the responding party's positions as to the matter or matters in dispute, and any defenses the responding party intends to assert in response to the demanding party's claim. Additionally, the response shall state any cross-complaint the respondent intends to assert in the arbitration against the initiating party, the cross-complainant's position as to the matter or matters in dispute, the amount of the claim, and the remedy sought. The party initiating the arbitration shall have five Business Days to respond to the cross-claims.

         12.3 ARBITRATOR. The arbitration shall be conducted and determined by a sole arbitrator. The arbitrator shall be Justice Campbell Lucas, or if he is unavailable, an individual selected by Justice Lucas, or if no individual is selected by Justice Lucas within five Business Days, the arbitrator shall be selected by agreement of the parties; if the parties cannot so agree within five Business Days, then the arbitrator shall be selected by the Presiding Judge of the Los Angeles Superior Court. Any party may request such judge to designate the arbitrator.

         12.4 COSTS OF ARBITRATION; ATTORNEYS' FEES. The costs of the arbitration shall be shared equally by the parties. The prevailing party in the arbitration proceeding and in any legal proceedings relating to the arbitration shall be entitled to recover reasonable attorneys' fees and costs.

         12.5     TIMING.

                  (a) The parties desire a speedy resolution of any disputes that may arise. To that end, the arbitrator will, on his or her appointment, consult with the parties to discuss a reasonable hearing schedule.

                  (b) The arbitrator will use his or her best efforts to ensure that the first day of hearing takes place within ten Business Days of the last response served under Section 12.2. The arbitrator will schedule further hearings as necessary and appropriate within the arbitrator's discretion.

                  (c) The arbitrator will use his or her best efforts to conclude the hearings and render a written opinion and an award within 20 Business Days of commencement of the first arbitration hearing. In no event will the arbitrator render an award later than ten Business Days from the conclusion of the hearing, unless otherwise agreed by the parties.

         12.6 DETERMINATION OF ARBITRABLE ISSUES. In the event of a dispute over whether particular issues are arbitrable under this Agreement, the arbitrator, and not the court, shall determine whether or not the arbitrator has jurisdiction over such issues. The arbitrator's decision as to the arbitrator's jurisdiction over issues is final and binding.

         12.7 SANCTIONS. The arbitrator is empowered to grant sanctions for dilatory conduct with respect to arbitration under this Agreement.

         12.8 JUDGMENTS. Judgment on the award rendered by the arbitrator may be entered in any State or Federal court, within California, having jurisdiction.

         12.9 FAILURE TO APPEAR. If a party fails or refuses to appear or participate in the arbitration, or in any portion of the arbitration, after having been given notice and opportunity to participate as provided in this Agreement, the arbitration shall proceed. The arbitrator may render a final award on the basis of the evidence presented by the participating party. An award rendered under such circumstances is valid and enforceable as if all parties had participated fully.


13. CONDITIONS PRECEDENT TO EFFECTIVENESS. Except as otherwise provided herein, the Agreement shall become effective upon the satisfaction or waiver in writing by each of the parties of all of the following conditions (the "Effective Date"):


                  (a) Approval of the Agreement and the transactions contemplated thereby by the requisite lenders under the Credit Agreement;

                  (b) Execution by such of the following Plans of renegotiated contracts as contemplated by the Transition Plan effective January 1, 1999 and incorporating such Plans' agreements to pay retroactive premium adjustments due thereunder to MPN in the aggregate amount of not less than Ten million dollars: Aetna U.S. Healthcare, Foundation Health Systems, Inc. (including Health Net and Foundation Health), Prudential Health Care Plans, Inc., United HealthCare of California, Inc. and Wellpoint Health Networks (including Blue Cross of California and California Care);

                  (c) Assumption by Plans constituting 95% of capitation amounts payable to MPN for the month of May 1999 of institutional risk effective by July 1, 1999. For purposes of this Agreement, the parties agree not to characterize the legal implications of such assumption, other than the assumption of institutional risk; provided, however, that (i) such assumption shall not affect any Claim a Plan may have against MPN concerning damages related to such assumption of institutional risk, and (ii) any obligations to pay institutional capitation to MPN under the Plan Agreements or the Plan Stipulation subsequent to the applicable date of assumption of institutional risk shall have been terminated by order of the Bankruptcy Court prior to the due date and the making of such payment;

                  (d) Authorization and approval by the Bankruptcy Court of MPN's execution and performance of the Agreement. As used in this Section, the date on which authorization and approval by the Bankruptcy Court occurs shall mean the date on which the order of the Bankruptcy Court approving this Agreement as it relates to MPN becomes a Final Order, unless the requirement of finality is waived by the Special Monitor-Examiner, MPN, MedPartners, and the Creditors Committee, in which case such date shall be the eleventh day following the date on which the Bankruptcy Court enters an order approving this Agreement, unless that order is subject to stay pending appeal, in which case upon such waiver of the date, shall be no earlier than the first Business Day after the expiration of the stay;

                  (e) The Bankruptcy Court order approving this Agreement shall provide that the parties hereto (and any parties claiming thereto) shall be prohibited from using any funds deposited in the MPN California Account otherwise than in accordance with the terms of this Agreement;

                  (f) Entry of an order of the Bankruptcy Court approving the Second Amended Agreement;

                  (g) Satisfaction or waiver of all the conditions precedent to the SPA Effective Date (as defined in) the Supplemental Plan Agreement;

                  (h) The Plan of Reorganization Effective Date shall occur; and

                  (i) No proceeding is pending for the enjoinment, suspension, revocation or termination of this Agreement as of the SPA Effective Date and the Plan Effective Date.

14. TERMINATION.

         14.1 TERMINATION EVENTS. This Agreement shall automatically terminate and be of no further force and effect upon the occurrence of any of the following events:

                  (a) MedPartners satisfaction of the MedPartners Funding Commitment;

                  (b) Termination of the Supplemental Plan Agreement pursuant to Section 12.4.1 of the Supplemental Plan Agreement other than Section 12.4.1(c) thereof;

                  (c) Failure of the Bankruptcy Court to enter an order confirming the Plan of Reorganization by September 15, 2000;

                  (d) Entry of an order of the Bankruptcy Court denying confirmation of the Plan of Reorganization;

                  (e) Approval by the Bankruptcy Court of a disclosure statement relating to a plan of reorganization for MPN that is not supported by MedPartners;

                  (f) Failure of the Effective Date of the Plan of Reorganization to occur within 45 days after confirmation of the Plan of Reorganization by the Bankruptcy Court;

                  (g) MedPartners obtains a finding from the Bankruptcy Court, based upon written declarations of MPN Providers, that any of the MPN Provider thresholds described in Sections 12.2.5 and 12.2.6 of the Supplemental Plan Agreement will not be met or has not been waived pursuant to the terms of the Supplemental Plan Agreement; or

                  (h) Conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or an appointment of a trustee over MPN prior to the Plan of Reorganization Effective Date.

         14.2 SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding the provisions of Section 14.1 hereof, the provisions of Section 17 hereof shall survive termination of this Agreement pursuant to Section 14.1(a) hereof, provided that MedPartners has satisfied the MedPartners Funding Commitment.

15. NOTICES. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to the applicable party at the address set forth below:

           IF TO MEDPARTNERS:             CAREMARK RX, INC.
                                          3000 Galleria Tower, Suite 1000
                                          Birmingham, Alabama 35244
                                          Attn: Chief Executive Officer
                                          Fax No.: (205) 985-0636
                                          and
                                          Attn: General Counsel
                                          Fax No.: (205) 982-4423

           WITH COPIES TO:                JONES, DAY, REAVIS & POGUE
                                          555 West Fifth Street, Suite 4600
                                          Los Angeles, California 90013
                                          Attn: Ross Stromberg, Esq.
                                          Fax No.: (213) 243-2539

           IF TO MPN:                     MEDPARTNERS PROVIDER NETWORK, INC.
                                          5000 Airport Plaza Drive
                                          Long Beach, California 90815
                                          Attn: Bradley Karro
                                          Fax No.: (562) 497-4050

           WITH COPIES TO:                MILBANK, TWEED, HADLEY & MCCLOY LLP
                                          601 South Figueroa Street, 30th Floor
                                          Los Angeles, California 90017
                                          Attn: Robert J. Moore, Esq.
                                          Fax No.: (213) 892-4701

           IF TO THE SPECIAL MONITOR-     OFFICE OF THE SPECIAL MONITOR-
           EXAMINER                       EXAMINER
                                          5000 Airport Plaza Drive
                                          Long Beach, California 90815
                                          Attn: Mark Abernathy
                                          Fax No.: (562) 497-4050

          WITH COPIES TO             DANNING, GILL, DIAMOND
                                     & KOLLITZ, A LIMITED LIABILITY PARTNERSHIP
                                     2029 Century Park East, Third Floor
                                     Los Angeles, California 90067-2904
                                     Attn: Richard K. Diamond, Esq.
                                     Fax No.: (310) 277-5735

          IF TO THE DIRECTOR:        DIRECTOR OF THE DEPARTMENT
                                     OF MANAGED CARE
                                     980 9th Street, Suite 500
                                     Sacramento, California 95814-2725
                                     Attn:
                                          -------------------------------------
                                     Director
                                     Fax No.: (916) 322-5875

          IF TO THE DMC:             DEPARTMENT OF MANAGED CARE
                                     980 9th Street, Suite 500
                                     Sacramento, California 95814-2725
                                     Attn: Lewis Chartrand, Esq.
                                     Fax No.: (916) 322-5875

          WITH COPIES TO:            BUSINESS, TRANSPORTATION AND
                                     HOUSING AGENCY
                                     980 9th Street, Suite 2450
                                     Sacramento, California 95814-2725
                                     Attn: Donna May Campbell, Esq.
                                     Fax No.: (916) 323-5440

                                     MANATT, PHELPS & PHILLIPS, LLP
                                     11355 West Olympic Boulevard
                                     Los Angeles, California 90064
                                     Attn: Nancy H. Wojtas, Esq.
                                     Fax No.: (310) 312-4224

                                     OFFICIAL COMMITTEE OF CREDITORS
                                     HOLDING UNSECURED CLAIMS IN THE
                                     BANKRUPTCY CASE
                                     C/O LATHAM & WATKINS
                                     633 West Fifth Street, Suite 4000
                                     Los Angeles, California 90071
                                     Attn: Michael S. Lurey, Esq.
                                     Fax No.: (213) 891-8763

                IF TO LENDERS:     NATIONSBANK, N.A.
                                   Independence Center
                                   101 North Tryon Street, 15th Floor
                                   Charlotte, North Carolina 28255
                                   Attn: Corporate Credit Services - MedPartners
                                   Fax No.: (704) 386-9923

                WITH COPIES TO:    SHEARMAN & STERLING
                                   599 Lexington Avenue
                                   New York, New York 10022
                                   Attn: William E. Hirschberg, Esq.

                   The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 15, shall be deemed received on the earlier of the date of actual receipt or three days after the deposit thereof in the mail. Any notice required to be sent to the Special Monitor-Examiner after such role terminates pursuant to Section 2.5 shall be sent instead to all the other parties to the Agreement.

16. GENERAL PROVISIONS.

         16.1 TIME OF THE ESSENCE. Time is of the essence with respect to the performance of each of the parties' obligations hereunder.

         16.2 CHOICE OF LAW. The validity of this agreement, the construction, interpretation, and enforcement hereof and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by and construed in accordance with the laws of the State of California.

         16.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties.

         16.4 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

         16.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

         16.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by all of the parties, subject to Section 16.11; provided that any amendment or modification of this Agreement in a manner that is materially adverse to the Consenting Plans shall be effective only with (i) the written consent of Consenting Plans that satisfy the Consenting Plan Threshold Amount (as such term is defined in the Supplemental Plan Agreement) and (ii) to the extent required, entry of an order of the Bankruptcy Court approving such amendment or modification.

         16.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

         16.8 INTEGRATION. This Agreement reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

         16.9     CONFIDENTIALITY.

                  (a) Confidential Information. As used in this Agreement, the term "Confidential Information" means and includes any and all confidential information regarding MedPartners, its Affiliates other than MPN, or the Managed Physician Practices that has been or may hereafter be provided or shown to the State or any of its Representatives (as hereinafter defined) by MedPartners, any of its Subsidiaries, Affiliates or the Managed Physician Practices or any of their respective Representatives or is otherwise obtained from a review of documents from MedPartners or any of its Subsidiaries, Affiliates or the Managed Physician Practices irrespective of the form of the communication, and also includes all notes, analysis, compilations, studies, summaries, and other material prepared by MedPartners or its Representatives containing or based, in whole or in part, on any information included in the foregoing. For purposes of this Section 16.9, "Representatives" means directors, officers, employees, agents, consultants, advisors, conservators, special monitors, examiners or other representatives, including legal counsel, accountants and financial advisors of a party.

                  (b) Nondisclosure. Confidential Information (a) will be kept confidential by the State and the State shall use reasonable best efforts to ensure that its Representatives comply with this Section 16.9 and (b) without limiting the foregoing, will not be disclosed by the State or its Representatives to any person except with the specific prior written consent of MedPartners or except as expressly otherwise permitted by the terms of this Agreement. The State may disclose Confidential Information to only those Representatives who (i) reasonably require such material in connection with the obligations under this Agreement, and (ii) are informed by the State of the confidential nature of the Confidential Information and the obligations of this Agreement. Neither the State nor its Representatives will use any of the Confidential Information for any reason or purpose other than in connection with this Agreement.

                  (c) Notification. If the State or its Representatives are requested to disclose any Confidential Information the State will promptly notify the party furnishing such Confidential Information to permit it to seek a protective order or take other appropriate action. Each party will reasonably cooperate in such party's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order, the party or Representatives are, in the written opinion of its legal counsel, compelled as a matter of law to disclose any such Confidential Information to a third party, such party may disclose to the third party compelling disclosure only the part of such Information as is required by law to be disclosed (in which case, prior to such disclosure, each party will use reasonable efforts to advise and consult with the party furnishing such Confidential Information and its counsel as to such disclosure and the nature and wording of such disclosure) and each party will each use reasonable efforts to obtain confidential treatment therefor.

                  (d) Exceptions. None of the foregoing obligations and restrictions apply to that part of the Confidential Information that the State demonstrates (i) is or becomes generally available to the public other than as a result of a disclosure by the State or its Representatives, provided that the source of such information was not known by the State or its Representatives to be bound by a confidentiality agreement with MedPartners or MPN, with respect to such Confidential Information, or (ii) is available, or becomes available, to the State on a nonconfidential basis, including as a result of MedPartners, its Affiliates, the Managed Physician Practices or MPN's filing of such information with the Bankruptcy Court or Los Angeles Superior Court (other than under seal or subject to similar protections), or submission of such information to the Office of the United States Trustee.

         Notwithstanding Section 16.9(d)(i) above, the State shall not continue to disclose Confidential Information learned from a third party if MedPartners or MPN notifies the State in writing that such information is the subject of a Confidentiality Agreement between MedPartners or MPN and the party originally disclosing such information to the State, or its Representatives.

         Nothing herein shall in any way limit any right to obtain such Confidential Information in any pending or future litigation, administrative, or other adversarial proceeding (including arbitration or mediation).

         16.10 PRESS RELEASES. Neither MedPartners, MPN nor the State or the Special Monitor-Examiner shall issue any press release or other public statement with respect to the execution of this Agreement and the contents hereof without consulting with the other. MedPartners, MPN and the State will cooperate with each other prior to issuing any press release or other public statements regarding this Agreement or the transactions contemplated hereby; provided, however, MedPartners shall not be required to provide the State with advance copies or drafts of any documents it files with the Securities and Exchange Commission or pursuant to applicable stock exchange rules or any press release or public statement that MedPartners is required, based upon the advice of counsel, to release under applicable law or stock exchange policy.

         16.11 ACTIONS BY THE STATE. Each of the Commissioner and the DOC shall act collectively hereunder through the Commissioner. No exercise of remedies or other actions hereunder shall be effective unless exercised by the Commissioner. MedPartners and MPN may rely upon the actions of the Commissioner with respect to any action of the State hereunder.

         16.12 CONSENT TO JURISDICTION. Any suit, including insolvency and bankruptcy proceedings or other enforcement action relating to MPN or MedPartners and this Agreement shall be tried and litigated in the state or federal courts located in the county of Los Angeles, State of California; provided, however, the Bankruptcy Court also shall have jurisdiction over any action relating to MPN. Each party waives, to the extent permitted under applicable law, any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

         16.13 PLAN AND PROVIDER STIPULATIONS. This Agreement shall not in any manner modify or amend or affect the Provider Stipulation or Plan Stipulation.

         16.14    THIRD PARTY BENEFICIARIES.

                  (a) Scope of Rights. This Agreement is for the benefit of the following entities to the extent provided herein and subject to the limitations and requirements of this Section:

                           (1)      Holders of MPN Provider Claims to the extent
of seeking to enforce adjudication and payment of their Claims under Section 3.5(b);

                           (2)      Holders of Managed Physician Practice
Provider Claims to the extent of seeking to enforce adjudication and payment of their Claims under Section 3.5(b);

                           (3)      The Plans to seek an order requiring a party
to specifically perform its obligations under this Agreement including without limitation the payment of Plan Preserved Claims or Provider Claims held by a Consenting Plan; and

                           (4)      The Creditors Committee to seek an order
requiring a party to specifically perform its obligations under this Agreement (each individually, a "Beneficiary," and collectively, the "Beneficiaries").

                  (b) Jurisdiction and Representative. Any action under this Section 16.14 against MedPartners for breach of this Agreement may only be brought on behalf of one or more Beneficiaries by a representative of such Beneficiary or group of Beneficiaries in the Los Angeles Superior Court, or, with respect to MPN, the Bankruptcy Court; provided, however, that in the event any Beneficiary asserts that MedPartners or MPN has violated Section 3.5(b), its sole remedy shall be arbitration pursuant to Section 12. The representative in any such action can be any of the following: (i) the Special Monitor-Examiner,
(ii) one or more MPN Provider Claim Beneficiaries as designated by the group,
(iii) one or more Managed Physician Practice Provider Claim Beneficiaries as designated by the group, (iv) with respect to Beneficiaries holding Managed Physician Practice Provider Claims, a subcommittee of the Creditors Committee representing such Beneficiaries, (v) with respect to Beneficiaries holding MTN Provider Claims, a subcommittee of the Creditors Committee representing such Beneficiaries, (vi) the Creditors Committee, or (vii) a Plan acting on its own behalf or otherwise with respect to its rights under Section 16.14(a)(3) (each, a "Representative").

                  (c) Threshold for Enforcement. An action to enforce any right granted to a Beneficiary pursuant to this Section may be commenced only by a Representative in the following circumstances: (i) physician claimants who are eligible Beneficiaries holding in aggregate not less than $600,000 of non-adjudicated Managed Physician Practice Provider Claims; (ii) physician claimants who are eligible Beneficiaries holding in aggregate not less than $300,000 of finally adjudicated Managed Physician Practice Provider Claims;
(iii) non-physician claimants who are eligible Beneficiaries holding in aggregate not less than $5 million in non-adjudicated Provider Claims; (iv) non-physician claimants who are eligible Beneficiaries holding an aggregate not less than $5 million in, with respect to the Managed Physician Practices, finally adjudicated and liquidated Managed Physician Practice Provider Claims and, with respect to MPN, MPN Provider Claims that have become Allowed MPN Claims; or (v) any Plan with respect to its rights under Section 16.14(a)(3). Notwithstanding the foregoing, with respect to eligible Beneficiaries who hold pre-petition MPN Provider Claims, no such enforcement action may be commenced or maintained until the Plan of Reorganization Effective Date.

                  (d) Notice. Prior to bringing an action, the Representative shall give notice of intent to sue to MedPartners, MPN, the Creditors Committee and the Special Monitor-Examiner. Such notice shall provide the name of each eligible Beneficiary within the group and the amount of each such Beneficiary's Provider Claim or Plan Preserved Claim or the provision of the Agreement that such Representative is seeking to enforce. MedPartners and/or MPN, as the case may be, shall have ten Business Days after receipt of such notice to cause such Provider Claims or Plan Preserved Claim to be paid or to comply with the Agreement. If payment or other cure is not made during such cure period, the Representative may proceed with filing the action or initiating the arbitration, as the case may be.

                  (e) Limitation on Rights. The benefits conferred to Beneficiaries pursuant to this Section 16.14 shall be subject to the following provisions:

                           (i)      Notwithstanding any other provision of this
Agreement to the contrary, any Plan that has made a loan to MedPartners or any purchaser of the assets of any of MedPartners Managed Physician Practices shall not have any third party beneficiary rights under this Agreement to pursue any claim relating to such loan.

                           (ii)     With respect to the rights and benefits
conferred to Providers holding MPN Provider Claims pursuant to this Section 16.14, such rights and benefits may be modified, waived, terminated or released pursuant to the confirmed and effective Plan of Reorganization, and with respect to the MPN Provider Claims held by a Consenting Plan, the Supplemental Plan Agreement, and any other agreement between MPN and a Consenting Plan that (a) modifies the Supplemental Plan Agreement as to those parties and (b) has been approved by Final Order of the Bankruptcy Court.

                           (iii)    Neither the expedited procedures provided
for in Section 10.3 hereof nor the provision for stipulated judgment shall apply to any action brought by or on behalf of one or more Beneficiaries under this
Section 16.14 unless the Beneficiary is acting as the assignee or designee of the State.

         16.15 EXHIBITS OR SCHEDULES. If and to the extent that any provisions of any document or agreement incorporated herein shall conflict with any of the express terms and provisions of this Agreement, the terms and provisions of this Agreement shall control the rights and obligations of the parties hereto.

         16.16 ATTORNEYS' FEES. In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs.

         16.17 RELATED AGREEMENTS. Additional documents implementing this Agreement are necessary, including in the case of MPN the Plan of Reorganization, and in the case of MPN and the Managed Physician Practices an additional agreement (the "Supplemental Plan Agreement") that shall govern certain rights and obligations of MPN, MedPartners, those Managed Physician Practices that elect to receive the benefits of this Agreement by executing the Supplemental Plan Agreement (each such Managed Physician Practice, a "Consenting MPP"), the direct and indirect subsidiaries of MedPartners which provide management of the non-medical operations of the Managed Physician Practices, and those Plans that elect to receive the benefits of this Agreement by executing the Supplemental Plan Agreement (each such Plan, a "Consenting Plan"; together with MPN, MedPartners, the Consenting MPPs and such subsidiaries, the "Supplemental Plan Agreement Parties"). MedPartners and such subsidiaries, as appropriate, will use their best efforts to cause the Managed Physician Practices to become Consenting MPPs. The Supplemental Plan Agreement shall be limited to the California Operations and shall include as covenants each of the provisions set forth below in this
Section 16.17 regarding certain aspects of the Plan of Reorganization, certain waivers, releases and subordinations affecting Claims of the Supplemental Plan Agreement Parties, and certain other matters, all of which are deemed to be material to the performance by MPN and MedPartners of their obligations under this Agreement, and each of which shall be deemed material to the agreement by any Supplemental Plan Agreement Party to grant such waivers, releases or subordinations.

                  (a) Each Consenting Plan shall support confirmation and implementation of the Plan of Reorganization; provided, however, that:

                           (i)      The obligations of a Consenting Plan which
is a member of the Creditors Committee regarding this Section 16.17(a) shall be subject to such Plan's fiduciary duties as such a member, exercised reasonably and in good faith;

                           (ii)     No Consenting Plan shall be required to
support a plan of reorganization that contains terms which are materially adverse to the Consenting Plans other than as set forth in this Agreement, the Supplemental Plan Agreement, or as otherwise agreed to by a Consenting Plan;

                  (iii) The Consenting Plans' obligations to support the Plan of Reorganization are contingent upon confirmation of such Plan of Reorganization by August 31, 2000 (provided further, however, that a failure to confirm the Plan of Reorganization by such date shall not excuse compliance with this provision if the delay is attributable to the Consenting Plans).

                           (iv)     The Consenting Plans, the Creditors
Committee, the Special Monitor-Examiner, MPN and MedPartners shall meet and confer in an effort to agree upon and propose an appropriate minimum number of Providers and Plans who must become Consenting Providers and Consenting Plans for the waiver, release, subordination and other provisions of the Supplemental Plan Agreement to be enforceable, such thresholds to be set at levels that assure that Consenting Providers and Consenting Plans, as well as the parties to this Agreement, receive, to the greatest extent practicable, the reasonable benefit of their bargain.

                  (b) Except with respect to a Consenting Provider concerning its Provider Claim, each Consenting Provider, each Consenting Plan, each Consenting MPP, MedPartners and MPN shall agree (i) not to pursue any Claims which, pursuant to the terms of this Agreement, the Plan of Reorganization or the Supplemental Plan Agreement are waived, released or subordinated, until (x) the effectiveness of such waiver, release or subordination, or (y) a Default under this Agreement, the Plan of Reorganization or the Supplemental Plan Agreement, as applicable; and (ii) to toll all applicable statutes of limitations as to any Claims which, pursuant to this Agreement, the Plan of Reorganization, or the Supplemental Plan Agreement, are subject to waiver, release or subordination in accordance with the terms thereof until ninety days after the termination of the standstill referred to in (i) above. Notwithstanding anything to the contrary, nothing herein shall stay or restrain the holder of a Claim against a Managed Physician Practice from pursuing such Claim against the Managed Physician Practice.

                  (c) The Plan of Reorganization, in the case of MPN, and the Supplemental Plan Agreement, in the case of MPN and the Managed Physician Practices, shall provide that to receive the benefits of this Agreement, each holder of a Provider Claim other than a Plan shall be required to sign a MPN Provider Release or a MPPP Release, or both Releases, as applicable. In the case of a Plan, the Plan shall sign a release with respect to a Provider Claim held by a Plan in such form as is agreed upon in the Supplemental Plan Agreement.

                  (d) In connection with the Plan of Reorganization, each Consenting Plan shall subordinate its MPN Plan Subordinated Claims to, and only to, the MPN Provider Claims held by Consenting MPN Providers and the Plan Preserved Claims against MPN held by Consenting Plans. Any distribution on account of the MPN Plan Subordinated Claims shall be assigned for the benefit of Consenting Providers on account of their MPN Provider Claims which become Allowed MPN Claims in such amount as is necessary to fulfill the MedPartners Funding Commitment on account of such Allowed MPN Claims and, as to any excess, to the MedPartners California Account. The MPN Plan Subordinated Claims include, by way of example and not limitation: (u) all Claims asserted by a Consenting Plan against MPN for prospective damages (including lost profits and costs incurred in recontracting with other Providers) arising as a consequence of (i) the failure to perform for the full remaining term under a Health Care Services Agreement between MPN and such Plan as a consequence of the sale of practice assets of a Managed Physician Practice or closure of a Managed Physician Practice or clinic thereof (including pre-Petition Date and post-Petition Date sales or closures), (ii) the failure by MPN to assume in the Bankruptcy Case any lease or executory contract relating to the post-Petition Date sale or closure of a Managed Physician Practice or clinic thereof, (iii) increased capitation or fee for service expenses incurred by a Consenting Plan as a result of a pre-Petition Date or post-Petition Date clinic closure through the remaining term of the Health Care Services Agreement, or (iv) the transfer of institutional risk to such Consenting Plan, (v) all Claims relating to a Health Care Services Agreement arising from the failure by MedPartners to sell the practice assets of Mullikin Practice Group or Southern California Medical Corporation or resulting from a closure thereof; (w) all Claims resulting from MPN's rejection and the Managed Physician Practice's termination of a Consenting Plan's Health Care Services Agreements; (x) all Claims for damages under a Health Care Services Agreement (including consequential, damage to reputation, special, incidental or indirect damages, loss of profits or income, exemplary or punitive) by a Consenting Plan against MPN or the Managed Physician Practices that did not result in actual pecuniary losses to such Consenting Plan; (y) Claims incurred as a result of a Consenting Plan moving members from a Managed Physician Practice or MPN; and (z) all Claims arising from the tortious acts or omissions of MPN or the Managed Physician Practices. Notwithstanding the foregoing, such subordinated Claims shall not include Claims which are

Plan Preserved Claims arising from Health Care Services arranged for by MPN and rendered prior to the sale, closure or transfer, and the out-of-pocket expenses relating to processing of such Claims.

                  (e) Effective upon the satisfaction of the MedPartners Funding Commitment, each Consenting Plan shall waive and release all Claims against MedPartners, any affiliate of MedPartners (other than MPN) and the Consenting MPPs related to the California Operations: (w) which are alleged to exist solely on the basis that MedPartners or an affiliate of MedPartners (other than MPN) is liable on account of alter ego, piercing the corporate veil, respondeat superior, principal-agent, substantive consolidation or similar theories of vicarious, nonconsensual liability by, through or on account of MPN's or a Managed Physician Practice's liability to the Consenting Plan; (x) Claims for damages (including consequential, damage to reputation, special, incidental or indirect damages, loss of profits or income, exemplary or punitive) that did not result in actual pecuniary losses to such Consenting Plan; and (y) sounding in tort. Notwithstanding the foregoing, such waiver and release shall not apply to any Claims arising under a direct contract, excluding a Health Care Services Agreement, but including, without limitation (i) any lease, surety arrangement or guaranty, and (ii) any guaranty of a Health Care Services Agreement to which MedPartners or an affiliate of MedPartners (other than MPN) or a Managed Physician Practice is a party.

                  (f) In connection with the Plan of Reorganization, and otherwise with respect to the Managed Physician Practices, MPN and the Consenting MPPs shall each waive and release all Claims against Consenting Plans except for MPN Preserved Claims and Managed Physician Practice Preserved Claims; provided, however, that any Claims waived and released pursuant to this section shall be waived and released for purposes of (i) seeking affirmative relief, or
(ii) defense of or setoff against MPN Plan Preserved Claims and Managed Physician Practice Plan Preserved Claims, as applicable, and shall only be preserved for purposes of defense of or setoff against the MPN Plan Subordinated Claims and the Managed Physician Practice Plan Subordinated Claims, as applicable. Claims waived by MPN or a Managed Physician Practice include, by way of example and not limitation: (w) Claims related to the recovery of capitation fees or other amounts that would be due after the dates of the sale of the practice assets of a Managed Physician Practice or the rejection of an agreement by MPN; (x) Claims related to the sale or closure of a Managed Physician Practice or in connection with the movement of members from a Managed Physician Practice; (y) Claims for damages (including consequential, damage to reputation, special, incidental or indirect damages, loss of profits or income, exemplary or punitive) against a Consenting Plan that did not result in actual pecuniary losses to MPN or an MPP; and (z) Claims arising from the tortious acts or omissions of the Consenting Plans.

                  (g) At such time as a Consenting Plan waives and releases all Claims identified in Section 16.17(e), MedPartners and its affiliates (other than MPN) and the Consenting MPPs shall waive and release all Claims against each Consenting Plan related to the California Operations: (y) Claims for damages (including consequential, damage to reputation, special, incidental or indirect damages, loss of profits or income, exemplary or punitive) that did not result in actual pecuniary losses to MedPartners or its affiliates (other than MPN); and (z) sounding in tort. Notwithstanding the foregoing, such waiver and release shall not apply to any Claims arising under a direct contract, excluding a Health Care Services Agreement, but including, without limitation (i) any lease, surety arrangement or guaranty, and (ii) any guaranty of a Health Care Services Agreement to which a Consenting Plan is a party.

                  (h) MPN shall agree that with respect to the Claims against a Consenting Plan for allegedly improper, excessive or wrongful capitation deductions taken by such Plan that allegedly arose out of an improper, excessive or wrongful payment to a Provider, it shall first object to the Claim of any Provider holding a Provider Claim and assert the offset in defense to that portion of an MPN Provider Claim that becomes an Allowed MPN Claim to the fullest extent available as an offset, and prosecute the objection to a final resolution or compromise. In the event of a compromise with an MPN Provider, however, the balance of the setoff not recovered or set off against the Provider may not be recovered from a Consenting Plan. MedPartners or a Consenting MPP shall agree that with respect to the Claims against a Consenting Plan for allegedly improper, excessive or wrongful capitation deductions taken by such Plan that allegedly arose out of an improper, excessive or wrongful payment to a Provider, it shall contest the claim of any Provider holding a Provider Claim to the fullest extent available as an offset through the conclusion of the final adjudication or compromise thereof. In the event of a compromise with a Managed Physician Practice Provider, however, the balance of the set off not revived or set off against such Provider may not be recovered from a Consenting Plan. Any amount so collected from Providers by offset or otherwise shall be deposited in the MPN California Account or the MedPartners California Account, as the case may be. To the extent such Consenting Provider has repaid such overpayments to a Consenting Plan or such offset is not otherwise obtained from the Consenting Provider, then MPN and the affected Managed Physician Practice may pursue such Claims against the Consenting Plan and, in that case, MPN or the affected Managed Physician Practice, as the case may be, and the Consenting Plan shall cooperate in good faith to promptly settle and satisfy such Claim; and, if it cannot be settled, the parties to the dispute agree to resolve such dispute by arbitration pursuant to a process to be set forth in the Plan of Reorganization and the Supplemental Plan Agreement. As a part of such settlement or arbitration, MPN or the affected Managed Physician Practice, as the case may be, shall assign to the Consenting Plan any Claims against the Consenting Provider on whose account the capitation payment was made.

                  (i) No waiver or subordination of any Claim by any Consenting Plan, Consenting Provider, MPN, Consenting MPP, MedPartners or any affiliate, nor such entity's participation in this Agreement, will impair the ability to recover on account of any Claim by any of the foregoing entities against any other of the foregoing entities that is not waived, released or subordinated pursuant to the terms of this Agreement or the Supplemental Plan Agreement.

                  (j) Each Consenting Provider shall have offered each Consenting Plan the opportunity to assume institutional risk pursuant to this Agreement through the earlier of (i) December 31, 1999 or (ii) the expiration of the applicable Consenting Provider's contract with MPN, pursuant to economic terms no less favorable than MPN received from such applicable Consenting Provider immediately prior to the transfer of such institutional risk to the Consenting Plan.

                  (k) Each entity that purchases or acquires, directly or indirectly, an interest in the practice assets of a Managed Physician Practice shall have offered (or shall have used its best efforts to see that a Managed Physician Practice shall offer) to each Consenting Plan the opportunity to obtain covered services under a Health Care Services Agreement through the earlier of (i) December 31, 1999 or (ii) the expiration of the applicable Provider Contract with MPN, pursuant to economic terms that are no less favorable than MPN received from such Managed Physician Practice immediately prior to the sale of its practice assets by MedPartners.

                  (l) Prior to the consummation of a sale or transfer of the practice assets of a Managed Physician Practice, or the issuance of a notice of intent to close (pursuant to Section 3.5(e)) a Managed Physician Practice, each Consenting Plan shall satisfy those terms set forth in Section 13 of the Plan Stipulation concerning moving of Plan enrollees, subject to the satisfaction of those terms and conditions set forth in Sections 8, 9, 18 and 20 of the Plan Stipulation in the form approved by the Court as of May 2, 1999, without reference to any subsequent amendments or modifications thereto.

                  (m) MedPartners, the Consenting MPPs and their affiliates shall subordinate to, and only to, the MPN Provider Claims held by Consenting Providers, all of their Claims against the bankruptcy estate of MPN including, without limitation, any Claims MedPartners may have to receive any amounts due under the Management Agreement on or prior to the Petition Date by reason of the rejection in the Bankruptcy Case of the Management Agreement or otherwise.

                  (n) The Plan of Reorganization for MPN shall provide that upon the full and final satisfaction of the MedPartners Funding Commitment, MPN releases MedPartners and its affiliates from any and all claims, liabilities, actions and causes of action arising prior to the satisfaction of the MedPartners Funding Commitment.

                  (o) Each Supplemental Plan Agreement Party reserves all rights with respect to counterclaims, cross-complaints, setoffs, recoupments and other defenses not otherwise waived, released or subordinated as to and up to the amount of any Claim of such Supplemental Plan Agreement Party not waived by reason of this Section 16.17. In addition, notwithstanding anything herein to the contrary, each Supplemental Plan Agreement Party shall reserve as a defense to recovery of any Claim not waived pursuant to the terms hereof, that the acts of the Plans, or the acts of MedPartners, MPN, the Managed Physician Practices or the affiliates thereof, as the case may be, were reasonable responses to breaches of the applicable agreements by the other party or parties, and the other party or parties to the agreement may dispute the validity of the defense, but not the right to assert the defense.

                  (p) The Plan of Reorganization and the Supplemental Plan Agreement shall contain other appropriate terms and conditions, including appropriate remedies of the parties thereto, such as specific performance. Any breach of or default under the Supplemental Plan Agreement shall not be a cross default of this Agreement.

         Upon the occurrence of the Supplemental Plan Agreement Effective Date (as defined in the Supplement Plan Agreement), the provisions of Section 16.17 of the Agreement shall be amended and superseded by the Supplemental Plan Agreement; provided, however, that if the Supplemental Plan Agreement terminates pursuant to Section 12.4.1 of the Supplemental Plan Agreement (other than
Section 12.4.1(c) thereof) then Section 16.17 shall be reinstated.

         16.18 REPRESENTATION BY COUNSEL; DRAFTS; INTERPRETATION. The parties each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to,
Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. In addition, the parties acknowledge that there have been a number of drafts of this Agreement. The presence, absence, inclusion or deletion of any provision in any prior draft shall not be evidence of the intent of the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

         16.19 WAIVER OF DEFENSES. MedPartners hereby waives and agrees not to assert or take advantage of: (a) any defense to its obligations hereunder by reason of the modification of the time, manner or terms of payment of any Provider Claim, pursuant to or by reason of the terms of this Agreement or with the consent of MPN or the Managed Physician Practices or (b) any other forbearance by any Provider as applicable, provided each Provider Claim is otherwise eligible for payment under the MedPartners Funding Commitment and
Section 3.5.

         16.20 FURTHER ASSURANCES. Each of the parties and the Beneficiaries agree to cooperate with each, take such acts, and negotiate and execute any additional agreements, including, without limitation any amendments to this Agreement, which are reasonably necessary to carry out and effectuate the transactions and agreements contemplated in this Agreement.

17. RELEASE.

         17.1 RELEASE. Upon the full and final satisfaction of the obligations set forth in this Agreement by MPN and MedPartners, MPN and MedPartners and their assigns (and all past, present and future successors, beneficiaries, representatives, its businesses, companies, corporations, partners, business associates, affiliated businesses, parent businesses, associated businesses, co-owned businesses, stockholders, directors, employees, agents, heirs, legatees, executors, administrators, legal counsel and insurers) on the one hand and the State or its representatives (including, but not limited to, all past, present and future administrators, officials, directors, officers, employees, agents, consultants, advisors, conservators, special monitors, examiners, legal counsel, accountants, financial advisors, whether retained directly or indirectly on behalf of the State or its representatives) and their assigns, heirs, legatees, or executors, on the other hand, do hereby fully and forever release and discharge the other for and from all manner of action or causes of action in law or in equity, suits, liabilities, liens, contracts, agreements, promises, demands, affirmative relief or offset, debts, claims, damages, expenses, costs, causes or demands of every nature, kind and descriptions whatsoever, or anything whatsoever, known or unknown, fixed or contingent, which they now have or may now have against each other, or which they may hereafter have by reason of any matter whatsoever arising prior to the Agreement Date or arising out of or related to the State Actions. Notwithstanding the above, this Section shall not act as a release between MPN and MedPartners and their assigns on the one hand, and any Beneficiary or its representatives and assigns, on the other hand.

         17.2 WAIVER. The parties hereto acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code ss. 1542, which provides:

                  A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of the executing of the release, which if known by him, must have materially affected his settlement with the debtor.

                  Each party hereto hereby expressly waives all rights each of them may have under Civil Code ss. 1542, as well as under any other statute or common law principles of similar effect relating to the claims released.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                              CAREMARK RX, INC.,
                              a Delaware corporation


                              By /s/ James H. Dickerson
                                ------------------------------------------------

                              Title: President & Chief Operating Officer
                                    --------------------------------------------

                              MEDPARTNERS PROVIDER NETWORK, INC.,
                              a California corporation


                              By /s/ Mark Pickett
                                ------------------------------------------------

                              Title: Vice President Caremark Rx, Inc.
                                    --------------------------------------------

                              DIRECTOR THE DEPARTMENT OF MANAGED
                              CARE, AS SUCCESSOR IN INTEREST TO THE COMMISSIONER OF THE DEPARTMENT OF CORPORATIONS


                              By /s/ Daniel Zingali
                                ------------------------------------------------

                              DEPARTMENT OF MANAGED CARE


                              By /s/ Daniel Zingali
                                ------------------------------------------------
                              Title: Daniel Zingali
                                     Director of the Department of Managed Care


                              J. MARK ABERNATHY,
                              as Special Monitor-Examiner and not individually


                              By /s/ J. Mark Abernathy
                                ------------------------------------------------
                              Title: J. Mark Abernathy,
                                     as Special Monitor-Examiner